                                                                 EXHIBIT 10.45

                          AGREEMENT AND PLAN OF MERGER


                                  by and among
                          TRK Acquisition Corporation,
                            TRAK International, Inc.
                                       and
                      the Major Stockholders listed herein




                                  July 19, 1995

                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

ARTICLE I--DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . .     1
     Section 1.1    Definitions. . . . . . . . . . . . . . . . . . . . .     1
     Section 1.2    Interpretive Rules . . . . . . . . . . . . . . . . .     7

ARTICLE II--THE MERGER   . . . . . . . . . . . . . . . . . . . . . . . .     7
     Section 2.1    The Merger . . . . . . . . . . . . . . . . . . . . .     7
     Section 2.2    Effective Time of the Merger . . . . . . . . . . . .     7
     Section 2.3    Rights of the Surviving Corporation. . . . . . . . .     7
     Section 2.4    Certificate of Incorporation . . . . . . . . . . . .     8
     Section 2.5    By-Laws. . . . . . . . . . . . . . . . . . . . . . .     8
     Section 2.6    Directors and Officers . . . . . . . . . . . . . . .     8
     Section 2.7    Conversion of Shares . . . . . . . . . . . . . . . .     8
     Section 2.8    Appointment of Representative. . . . . . . . . . . .     9
     Section 2.9    Closing of Company Transfer Books. . . . . . . . . .    10
     Section 2.10   Supplementary Action . . . . . . . . . . . . . . . .    10

ARTICLE III--MERGER CONSIDERATION; CLOSING . . . . . . . . . . . . . . .    11
     Section 3.1    Merger Consideration Determination . . . . . . . . .    11
     Section 3.2    Payment of Merger Consideration. . . . . . . . . . .    13
     Section 3.3    Payment for Stock. . . . . . . . . . . . . . . . . .    15
     Section 3.4    Dissenting Shares. . . . . . . . . . . . . . . . . .    16
     Section 3.5    Closing. . . . . . . . . . . . . . . . . . . . . . .    16
     Section 3.6    Deliveries by the Company. . . . . . . . . . . . . .    16
     Section 3.7    Deliveries by TRK. . . . . . . . . . . . . . . . . .    17

ARTICLE IV--ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . .    18
     Section 4.1    Indemnification and Escrow Agreement . . . . . . . .    18
     Section 4.2    Noncompetition Agreements. . . . . . . . . . . . . .    18
     Section 4.3    Stockholder Releases . . . . . . . . . . . . . . . .    18
     Section 4.4    HSR Act. . . . . . . . . . . . . . . . . . . . . . .    18

ARTICLE V--REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . .    18
     Section 5.1    Corporate Organization . . . . . . . . . . . . . . .    19
     Section 5.2    Valid and Binding Agreement. . . . . . . . . . . . .    19
     Section 5.3    No Violation . . . . . . . . . . . . . . . . . . . .    20
     Section 5.4    Consents and Approvals . . . . . . . . . . . . . . .    20
     Section 5.5    Capitalization . . . . . . . . . . . . . . . . . . .    20
     Section 5.6    Subsidiaries and Affiliates. . . . . . . . . . . . .    21
     Section 5.7    Financial Statements . . . . . . . . . . . . . . . .    21
     Section 5.8    Absence of Undisclosed Liabilities . . . . . . . . .    22

                                                                            PAGE
                                                                            ----

     Section 5.9    Interim Operations and Absence of Certain Changes. .    22
     Section 5.10   Taxes. . . . . . . . . . . . . . . . . . . . . . . .    24
     Section 5.11   Employee Benefit Plans . . . . . . . . . . . . . . .    27
     Section 5.12   Compliance with Law. . . . . . . . . . . . . . . . .    29
     Section 5.13   Litigation; Claims . . . . . . . . . . . . . . . . .    29
     Section 5.14   Contracts and Commitments. . . . . . . . . . . . . .    29
     Section 5.15   Intellectual Property Rights . . . . . . . . . . . .    30
     Section 5.16   Liens. . . . . . . . . . . . . . . . . . . . . . . .    31
     Section 5.17   Insurance. . . . . . . . . . . . . . . . . . . . . .    31
     Section 5.18   Disclosure . . . . . . . . . . . . . . . . . . . . .    32
     Section 5.19   Accounts Receivable and Accounts Payable . . . . . .    32
     Section 5.20   Inventories. . . . . . . . . . . . . . . . . . . . .    32
     Section 5.21   Tangible Personal Property . . . . . . . . . . . . .    33
     Section 5.22   Real Property. . . . . . . . . . . . . . . . . . . .    33
     Section 5.23   Environmental Matters. . . . . . . . . . . . . . . .    34
     Section 5.24   Employees. . . . . . . . . . . . . . . . . . . . . .    37
     Section 5.25   Employee Relations . . . . . . . . . . . . . . . . .    37
     Section 5.26   Vendors. . . . . . . . . . . . . . . . . . . . . . .    38
     Section 5.27   Distributors and Representatives . . . . . . . . . .    38
     Section 5.28   Governmental Authorizations. . . . . . . . . . . . .    38
     Section 5.29   Broker's or Finder's Fees. . . . . . . . . . . . . .    39
     Section 5.30   Certain Transactions . . . . . . . . . . . . . . . .    39
     Section 5.31   Absence of Questionable Payments . . . . . . . . . .    39
     Section 5.32   Directors and Officers; Bank Accounts. . . . . . . .    39
     Section 5.33   Government Contracts . . . . . . . . . . . . . . . .    39

ARTICLE VI--CERTAIN ASSURANCES OF THE MAJOR STOCKHOLDERS . . . . . . . .    41
     Section 6.1    Certain Assurances of the Major Stockholders . . . .    41

ARTICLE VII--REPRESENTATIONS AND WARRANTIES OF TRK . . . . . . . . . . .    42
     Section 7.1    Corporate Organization . . . . . . . . . . . . . . .    42
     Section 7.2    Valid and Binding Agreements . . . . . . . . . . . .    42
     Section 7.3    No Violation . . . . . . . . . . . . . . . . . . . .    42
     Section 7.4    Consents and Approvals . . . . . . . . . . . . . . .    43
     Section 7.5    Broker's or Finder's Fees. . . . . . . . . . . . . .    43

ARTICLE VIII--COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . .    43
     Section 8.1    Compliance with Law. . . . . . . . . . . . . . . . .    43
     Section 8.2    Operation of Business Prior to Closing . . . . . . .    43

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                                                                            ----

     Section 8.3    Access . . . . . . . . . . . . . . . . . . . . . . .    45
     Section 8.4    Stockholders' Meeting. . . . . . . . . . . . . . . .    45

ARTICLE IX--CONDITIONS PRECEDENT TO OBLIGATIONS OF TRK . . . . . . . . .    46
     Section 9.1    Representations and Warranties . . . . . . . . . . .    46
     Section 9.2    Covenants, Agreements and Conditions . . . . . . . .    46
     Section 9.3    Proceedings. . . . . . . . . . . . . . . . . . . . .    46
     Section 9.4    Corporate Proceedings. . . . . . . . . . . . . . . .    46
     Section 9.5    Opinion of Counsel . . . . . . . . . . . . . . . . .    47
     Section 9.6    Governmental Approvals . . . . . . . . . . . . . . .    47
     Section 9.7    No Material Adverse Change . . . . . . . . . . . . .    47
     Section 9.8    Insurance. . . . . . . . . . . . . . . . . . . . . .    47
     Section 9.9    Deliveries . . . . . . . . . . . . . . . . . . . . .    47
     Section 9.10   Tax Status Certification . . . . . . . . . . . . . .    47
     Section 9.11   Exercise of Rights . . . . . . . . . . . . . . . . .    47
     Section 9.12   HSR Act Requirements . . . . . . . . . . . . . . . .    48
     Section 9.13   Dissenting Shares. . . . . . . . . . . . . . . . . .    48
     Section 9.14   Financing. . . . . . . . . . . . . . . . . . . . . .    48
     Section 9.15   Payment of Certain Notes . . . . . . . . . . . . . .    48

ARTICLE X--CONDITIONS PRECEDENT TO OBLIGATIONS
           OF THE COMPANY AND THE MAJOR STOCKHOLDERS . . . . . . . . . .    48
     Section 10.1   Representations and Warranties . . . . . . . . . . .    49
     Section 10.2   Covenants, Agreements and Conditions . . . . . . . .    49
     Section 10.3   Proceedings. . . . . . . . . . . . . . . . . . . . .    49
     Section 10.4   Corporate Proceedings. . . . . . . . . . . . . . . .    49
     Section 10.5   Opinion of Counsel . . . . . . . . . . . . . . . . .    49
     Section 10.6   Governmental Approvals . . . . . . . . . . . . . . .    49
     Section 10.7   Deliveries . . . . . . . . . . . . . . . . . . . . .    50
     Section 10.8   HSR Act Requirements . . . . . . . . . . . . . . . .    50
     Section 10.9   Merger Consideration Adjustment. . . . . . . . . . .    50
     Section 10.10  SWIB Debt. . . . . . . . . . . . . . . . . . . . . .    50
     Section 10.11  Financing. . . . . . . . . . . . . . . . . . . . . .    50

ARTICLE XI--OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . .    50
     Section 11.1   Confidentiality. . . . . . . . . . . . . . . . . . .    50
     Section 11.2   Further Assurances . . . . . . . . . . . . . . . . .    50

ARTICLE XII--TERMINATION . . . . . . . . . . . . . . . . . . . . . . .      51
     Section 12.1   Methods of Termination . . . . . . . . . . . . . . .    51
     Section 12.2   Procedure Upon Termination . . . . . . . . . . . . .    51

ARTICLE XIII--MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . .    52

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                                                                            ----

     Section 13.1   Survival of Representations,
                    Warranties and Agreements. . . . . . . . . . . . . .    52
     Section 13.2   Service of Process . . . . . . . . . . . . . . . . .    52
     Section 13.3   Notices. . . . . . . . . . . . . . . . . . . . . . .    52
     Section 13.4   Governing Law. . . . . . . . . . . . . . . . . . . .    54
     Section 13.5   Modification; Waiver . . . . . . . . . . . . . . . .    54
     Section 13.6   Entire Agreement . . . . . . . . . . . . . . . . . .    54
     Section 13.7   Assignment; Successors and Assigns . . . . . . . . .    54
     Section 13.8   Public Announcements . . . . . . . . . . . . . . . .    55
     Section 13.9   Severability . . . . . . . . . . . . . . . . . . . .    55
     Section 13.10  No Third Party Beneficiary . . . . . . . . . . . . .    55
     Section 13.11  Expenses . . . . . . . . . . . . . . . . . . . . . .    55
     Section 13.12  Execution in Counterpart . . . . . . . . . . . . . .    55


EXHIBIT A -- Stockholders

EXHIBIT A-1--Major Stockholders

EXHIBIT A-2--Stockholders Executing Noncompetition
             Agreements

EXHIBIT B -- Form of Closing Certificate

EXHIBIT C -- Form of Indemnification and Escrow Agreement

EXHIBIT D -- Principles and Procedures

EXHIBIT E -- Form of Noncompetition Agreement

EXHIBIT F -- Form of Stockholder Release

EXHIBIT G -- Certificate of Incorporation of the Surviving
             Corporation

EXHIBIT H -- Form of Opinion of Hill & Barlow

EXHIBIT I -- Form of Opinion of Dickstein, Shapiro & Morin,
             L.L.P.

Schedule 5.1        Foreign Qualifications
Schedule 5.4        Consents and Approvals
Schedule 5.5        Capitalization
Schedule 5.6        Subsidiaries and Affiliates
Schedule 5.7        Company Financial Statements
Schedule 5.7A       Company Interim Financial Statements
Schedule 5.8        Liabilities and Obligations
Schedule 5.9        Changes During Interim Operations
Schedule 5.10       Tax Matters
Schedule 5.11       Employee Benefit Plans
Schedule 5.12       Compliance with Law
Schedule 5.13       Litigation; Claims
Schedule 5.14       Contracts and Commitments
Schedule 5.15       Intellectual Property Rights
Schedule 5.16       Liens
Schedule 5.17       Insurance
Schedule 5.20       Inventories
Schedule 5.21       Tangible Personal Property Owned
Schedule 5.21A      Tangible Personal Property Leased
Schedule 5.22       Real Property
Schedule 5.23       Environmental Matters
Schedule 5.24       Employees
Schedule 5.25       Employee Relations
Schedule 5.26       Vendors
Schedule 5.27       Distributors and Representatives
Schedule 5.28       Governmental Authorizations
Schedule 5.30       Certain Transactions
Schedule 5.32       Directors and Officers; Bank Accounts
Schedule 5.33       Government Contracts; Assignments
Schedule 7.5        Broker's or Finder's Fee

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated July 19, 1995, by and among TRK Acquisition Corporation, a Delaware corporation ("TRK"), TRAK International, Inc., a Delaware corporation (the "Company"), and the stockholders of the Company listed on EXHIBIT A-1 attached hereto (the "Major Stockholders").
                                   WITNESSETH:

     WHEREAS, the respective Boards of Directors of TRK and the Company have approved the merger of TRK with and into the Company (the "Merger"), pursuant to and subject to the conditions set forth herein;

     WHEREAS, TRK, the Company and the Major Stockholders desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants which are to be made and performed by the respective parties, it is hereby agreed as follows:


                                    ARTICLE I

                                   DEFINITIONS

SECTION 1.1.     DEFINITIONS.

          The following terms when used in this Agreement have the meanings set forth below:

          (a) "Affiliate" means any Person now or hereinafter controlling, controlled by or under common control with another Person.

          (b)    "Arbitrator" has the meaning set forth in Section 3.1(b)(iii).

          (c)    "Atlas Adjustment" has the meaning set forth in
Section 3.1(c).

          (d) "Atlas Program" means that certain U.S. Army Tank-Automotive Command project to procure telescopic lifts, as more particularly described in Request for Proposal DAAE07-94-R-R077 dated November 17, 1994, or any substitute project resubmitted for bid with substantially the same product and performance specifications.

          (e) "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, ET SEQ.

          (f)    "CERCLIS" has the meaning set forth in Section 5.23(h).

          (g)    "Certificate of Merger" has the meaning set forth in Section
2.2.

          (h) "Class A Preferred Stock" means the Class A Convertible Preferred Stock of the Corporation, par value $500.00 per share.

          (i) "Class B Preferred Stock" means the Class B Convertible Preferred Stock of the Company, par value $1,000.00 per share.

          (j) "Class C Preferred Stock" means the Class C Convertible Preferred Stock, par value $1,000.00 per share.

          (k)    "Closing" has the meaning set forth in Section 3.5.

          (l) "Closing Certificate" means the certificate in the form annexed hereto as EXHIBIT B delivered by the chief financial officer of the Company pursuant to Section 3.2(c).

          (m)    "Closing Date" has the meaning set forth in Section 3.5.

          (n)    "Closing Report" has the meaning set forth in Section 3.1(b).

          (o)    "Closing Statements" has the meaning set forth in Section
3.1(b).

          (p) "Code" means the United States Internal Revenue Code of 1986, as amended.

          (q) "Common Stock" means the common stock of the Company, par value $1.00 per share.

          (r)    "Company" has the meaning set forth in the Preamble.

          (s)    "Company Financial Statements" has the meaning set forth in
Section 5.7.

          (t) "Company Interim Financial Statements" has the meaning set forth in Section 5.7.

          (u)    "Constituent Corporations" means TRK and the Company.

          (v) "Debt" means (i) the principal amount of all indebtedness for borrowed money of the Company owed as of a particular date plus (ii) the actuarially determined retiree healthcare obligations of the Company as of the Closing Date, as such obligations are determined in accordance with the Principles and Procedures.

          (w) "Debt Variance" means the amount equal to the Debt as of the Closing Date, as determined pursuant to Section 3.1(b), MINUS $12,262,000.

          (x)    "Dissenting Shares" has the meaning set forth in Section 3.4.

          (y)    "Effective Time" has the meaning set forth in Section 2.2.

          (z)    "Environmental Laws" has the meaning set forth in Section
5.23(c).

         (aa) "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

         (ab) "Escrow Agent" means the escrow agent selected by the parties to act pursuant to the Indemnification and Escrow Agreement.

         (ac)    "Escrow Amount" has the meaning set forth in Section 3.2(b).

         (ad) "Estimated Debt" means the estimated Debt of the Company determined as of the Closing Date and set forth on the Closing Certificate.

         (ae)    "Estimated Merger Consideration" has the meaning set forth in
Section 3.2(a).

         (af) "Estimated Merger Consideration Adjustment" means the estimated amount, if any, of the Merger Consideration Adjustment as determined from the Estimated Net Assets and Estimated Debt on the basis of the Closing Certificate delivered by the chief financial officer in accordance with Section 3.2(c).

         (ag) "Estimated Net Assets" means the estimated Net Assets of the Company determined as of the Closing Date and set forth on the Closing Certificate.

         (ah) "GAAP" means generally accepted accounting principles of the United States applied in a manner consistent with past practice of the Company, except as otherwise disclosed in the Company Financial Statements.

         (ai)    "GCL" means the Delaware General Corporation Law.

         (aj)    "Government" has the meaning set forth in Section 5.33(a).

         (ak)    "Government Contracts" has the meaning set forth in
Section 5.33(a).

         (al)    "Hazardous Material" has the meaning set forth in Section
5.23(a).

         (am) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         (an)    "Improvements" has the meaning set forth in Section 5.22(a).

         (ao) "Indemnification and Escrow Agreement" means an indemnification and escrow agreement substantially in the form attached hereto as EXHIBIT C.

         (ap) "Intellectual Property" means any and all inventions, Marks (including trademarks, service marks, certification marks, collective marks, and collective membership marks whether word, logo, or other forms of Marks, all of the foregoing collectively referred to as "Marks"), trade names, copyrights, applications therefor, patents thereon, registrations thereof and licenses thereof, royalty rights, any and all goodwill associated with the business or represented by the assets of the Company, trade secrets, secret processes and procedures, engineering, production, assembly design and installation encompassed in any and all embodiments including, but not limited to technical drawings and specifications, working notes and memos, market studies, consultants' reports, technical and laboratory data, competitive samples, engineering prototypes, and confidential information, know-how, and all similar property of any nature, tangible or intangible, including, but not limited to, all property listed or described on SCHEDULE 5.15.

         (aq)    "IRS" means the United States Internal Revenue Service.

         (ar) "Knowledge" means the actual knowledge of a senior officer of the Company, after due inquiry with respect thereto.

         (as)    "Marks" has the meaning set forth in Section 1.1(ap).

         (at) "Material Adverse Effect" means, with respect to the Company, any effect which is materially adverse to the business, properties, financial condition, operations, or results of the operation of the Company.

         (au)    "Merger" has the meaning set forth in the Preamble.

         (av)    "Merger Consideration" has the meaning set forth in Section
3.1(a).

         (aw) "Merger Consideration Adjustment" is equal to the excess, if any, of the Debt Variance over the Net Assets Variance, such that (i) if the Debt Variance exceeds the Net Assets Variance (each, as determined in accordance with Section 3.1(b)), then the Merger Consideration Adjustment is equal to the amount of such excess or (ii) if the Debt Variance is zero (0) or, if greater than zero (0), is equal to or less than the Net Assets Variance (each, as determined in accordance with Section 3.1(b)), then the Merger Consideration Adjustment is equal to zero (0).

         (ax) "Merger Consideration Variance" means the amount equal to the Merger Consideration Adjustment, as determined pursuant to Section 3.1(b), minus the Estimated Merger Consideration Adjustment.

         (ay)    "Net Assets" means the excess as of a particular date of
(i) the Company's assets over (ii) the Company's non-interest bearing current liabilities, each as determined in accordance with the Principles and Procedures.

         (az) "Net Assets Variance" means the amount equal to the Net Assets as of the Closing Date, as finally determined pursuant to Section 3.1(b), MINUS $19,122,000 (subject to adjustment pursuant to the third and sixth paragraphs of Section III(D) and Section III(I) of the Principles and Procedures).

         (ba)    "Noncompetition Agreements" has the meaning set forth in
Section 4.2.

         (bb)    "Operating Agreements" has the meaning set forth in Section
5.14.

         (bc)    "Pension Plans" has the meaning set forth in Section
5.11(c)(i).

         (bd)    "Permits" has the meaning set forth in Section 5.28.

         (be) "Person" means and includes an individual, a partnership, a joint venture, a corporation or trust, an unincorporated organization, a group or a government or other department or agency thereof.

         (bf)    "Plans" has the meaning set forth in Section 5.11(a).

         (bg) "Price Waterhouse" means the St. Louis office of Price Waterhouse LLP, as independent certified public accountants for TRK and the Surviving Corporation.

         (bh) "Principles and Procedures" means the principles and procedures set forth on EXHIBIT D.

         (bi)    "Real Property" has the meaning set forth in Section 5.22(a).

         (bj)    "Reports" has the meaning set forth in Section 5.23(b).

         (bk) "Stock" means the Common Stock, the Class A Preferred Stock, the Class B Preferred Stock and the Class C Preferred Stock.

         (bl) "Stockholders" means the holders of the Company's capital stock listed on EXHIBIT A.

         (bm)    "Stockholder Release" has the meaning set forth in Section 4.3.

         (bn)    "Stockholders' Representative" has the meaning set forth in
Section 2.8.

         (bo)    "Surviving Corporation" has the meaning set forth in Section
2.1.

         (bp)    "SWIB" means the State of Wisconsin Investment Board.

         (bq) "SWIB Debt" means all principal and accrued and unpaid interest owed as of the Closing Date pursuant to each of the Subordinated Promissory Note of the Company, dated October 30, 1987, made payable to SWIB in the original principal amount of $3,000,000, due on October 30, 1997, and the Subordinated Promissory Note of the Company, dated July 6, 1988, made payable to SWIB in the original principal amount of $1,200,000, due on June 30, 1998.

         (br)    "TRK" has the meaning set forth in the Preamble.

         (bs)    "Tax" has the meaning set forth in Section 5.10(c).

         (bt)    "Taxing Authority" has the meaning set forth in Section
5.10(a).

         (bu)    "Tax Return" has the meaning set forth in Section 5.10(d).

SECTION 1.2      INTERPRETIVE RULES.

     For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) defined terms include the plural as well as the singular and the use of any gender shall be deemed to include the other gender; (b) references to "Articles," "Sections" and other subdivisions and to "Schedules" and "Exhibits" without reference to a document, are to designated Articles, Sections and other subdivisions of, and to Schedules and Exhibits to, this Agreement; (c) the use of the term "including" means "including but not limited to"; and (d) the words "herein," "hereof,"

"hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision.


                                   ARTICLE II

                                   THE MERGER

SECTION 2.1      THE MERGER.

      At the Effective Time, TRK shall be merged with and into the Company in accordance with the applicable provisions of the GCL and the separate existence of TRK shall thereupon cease, and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence in accordance with the GCL under the name TRAK International, Inc.

SECTION 2.2      EFFECTIVE TIME OF THE MERGER.

     At the Closing, the Company shall cause the Merger to be consummated by filing with the Secretary of State of Delaware an appropriate certificate of merger (the "Certificate of Merger") duly executed in accordance with this Agreement and the GCL. The date and time at which the Certificate of Merger is filed is referred to herein as the "Effective Time."

SECTION 2.3      RIGHTS OF THE SURVIVING CORPORATION.

     At the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises as well of a public as of a private nature, of each of the Constituent Corporations, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations, and all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate, vested by deed, or otherwise, under the laws of the State of

Delaware or elsewhere, in either of the Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of each of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all in accordance with Section 259(a) of the GCL.

SECTION 2.4      CERTIFICATE OF INCORPORATION.

     The Certificate of Incorporation of the Company as amended and restated in the form set forth on EXHIBIT G shall be the Certificate of Incorporation of the Surviving Corporation.

SECTION 2.5      BY-LAWS.

     The By-Laws of TRK as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation.

SECTION 2.6      DIRECTORS AND OFFICERS.

     The directors of the Surviving Corporation at the Effective Time shall be the directors of TRK in office immediately prior to the Effective Time, to serve in accordance with the By-Laws of the Surviving Corporation. The officers of the Surviving Corporation at the Effective Time shall be the officers of TRK immediately prior to the Effective Time, to serve in accordance with the By-Laws of the Surviving Corporation.

SECTION 2.7      CONVERSION OF SHARES.

     At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any securities of the Constituent Corporations:

     (a) each share of Common Stock then outstanding, other than Common Stock to be canceled pursuant to Section 2.7(c) and other than Dissenting Shares, and each share of Common Stock which is issuable pursuant to a warrant, option or conversion right which warrant, option or conversion right has been exercised (including the payment of all sums and/or delivery of all documents and instruments) on or prior to the Closing Date (for the purposes of this Section 2.7, such shares of Common

Stock are hereby deemed to be outstanding as of the Effective Time), and all rights with respect thereto, shall be converted into and represent the right to receive the amounts of cash set forth in Section 3.1, payable as provided in Sections 3.2 and 3.3 and subject to adjustment as provided in Sections 3.1 and 3.2;

     (b) each share of Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock, other than such stock to be canceled pursuant to
Section 2.7(c) and other than Dissenting Shares, and all rights with respect thereto, shall be converted into and represent the right to receive the amounts of cash set forth in Section 3.1, payable as provided in Section 3.2 and 3.3 and subject to adjustment as provided in Sections 3.1 and 3.2;

     (c) each share of the Company's capital stock held in the Company's treasury shall be canceled and retired without payment of any consideration therefor; and

     (d) each issued and outstanding share of common stock of TRK, $0.01 par value per share, outstanding immediately prior to the Effective Time shall remain outstanding and unchanged as a share of common stock of the Surviving Corporation.

SECTION 2.8      APPOINTMENT OF REPRESENTATIVE.

     Upon approval of the Merger by the Stockholders, such Stockholders, with the exception of SWIB, which, unless it otherwise agrees in writing, shall continue to act on its own behalf, shall have been deemed to appoint Robert L. Feind, Jr., Esq., as their agent and attorney-in-fact (the "Stockholders' Representative"), with full power and authority (including power of substitution), except as otherwise expressly provided in this Agreement, in the name of and for and on behalf of such Stockholders, or in his own name as Stockholders' Representative, to take all actions required or permitted under this Agreement and the Indemnification and Escrow Agreement (including giving and receiving all accountings, reports, notices and consents). The Stockholders' Representative may engage advisors, including attorneys and accountants, as it deems reasonable, with the prior written consent of SWIB, and the costs and expenses of such advisors shall be borne by the Stockholders. The authority conferred under this Section 2.8 shall be an agency coupled with an interest, and all authority conferred hereby is irrevocable and not subject to termination by the Stockholders or any of them, or by operation of law, whether by the death or incapacity of any Stockholder, the termination of any trust or estate or the occurrence of any other event. If any Stockholder should die or become incapacitated, if any trust or estate should terminate or if any other such event should occur, any action taken by the Stockholders' Representative pursuant to this Section 2.8 shall be as valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not the Stockholders' Representative, TRK or the Surviving Corporation shall have received notice of such death, incapacity, termination or other event. Any notice given to the Stockholders' Representative pursuant to Section 13.3 shall constitute effective notice to all Stockholders other than SWIB, and any other party to this Agreement or any other Person may rely on any notice, consent, election or other communication received from the Stockholders' Representative as if such notice, consent, election or other communication had been received from all Stockholders other than SWIB.

SECTION 2.9      CLOSING OF COMPANY TRANSFER BOOKS.

     At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Common Stock thereafter. If, after the Effective Time, subject to the terms and conditions of this Agreement, certificates representing any such shares are presented to the Surviving Corporation, they shall be canceled and exchanged for cash in accordance with Section 2.7.

SECTION 2.10     SUPPLEMENTARY ACTION.

     If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either of the Constituent Corporations, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the respective Constituent Corporations, in the name of and on behalf of the appropriate Constituent Corporation, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise carry out the purposes and provisions of this Agreement.

                                   ARTICLE III

                          MERGER CONSIDERATION; CLOSING



SECTION 3.1      MERGER CONSIDERATION DETERMINATION.

         (a) MERGER CONSIDERATION. Subject to Section 3.4, the aggregate Merger Consideration shall be (i) Fifteen Million Four Hundred Fifteen Thousand Four Hundred Dollars ($15,415,400) PLUS (ii) the Atlas Adjustment MINUS (iii) the Merger Consideration Adjustment. The aggregate Merger Consideration shall be distributed to the individual Stockholders pursuant to the various percentages listed on EXHIBIT A.

         (b) DETERMINATION OF MERGER CONSIDERATION ADJUSTMENT. The amount of the Merger Consideration Adjustment shall be determined in the following manner:

                 (i) CLOSING STATEMENTS; REVIEW. Promptly after the Closing Date, the Surviving Corporation will prepare statements in accordance with this Agreement and the Principles and Procedures which shall set forth the Net Assets and Debt as of the Closing Date, the Net Assets Variance, the Debt Variance, the Merger Consideration Adjustment and the Merger Consideration Variance (the "Closing Statements"). Price Waterhouse, at the Surviving Corporation's expense, will audit the Closing Statements in accordance with U.S. generally accepted auditing standards and the Principles and Procedures and issue their report as to the results of such audit (the "Closing Report"). Upon completion of the Closing Report, the Surviving Corporation will deliver the Closing Statements and Closing Report to the Stockholders' Representative and to SWIB. The Surviving Corporation shall direct Price Waterhouse to deliver drafts of the Closing Statement and Closing Report to the Stockholders' Representative and to SWIB for review and analysis at least ten (10) days prior to final issuance of the Closing Statements and Closing Report and delivery to the Stockholders' Representative and to SWIB as noted above. The Stockholders' Representative and SWIB shall have the opportunity to review and evaluate all working papers, worksheets and other documents utilized by the Surviving Corporation in the preparation of the Closing Statement and by Price Waterhouse in the audit of the Closing Statement. Price Waterhouse, the Stockholders' Representative and SWIB will attempt to resolve any disputed items prior to issuance of the Closing Statements and Closing Report.

                 (ii) REVIEW BY THE PARTIES. Failing such resolution, the Stockholders' Representative (and SWIB, if it so chooses) will provide the Surviving Corporation within fifteen (15) days of receipt of the Closing Statements and Closing Report detailed written explanations of any disputed items in the Closing Statements and the Closing Report. The amount of the Merger Consideration Adjustment not affected by the disputed items will be deemed to be as set forth in the Closing Statements and Closing Report. Within a further period of ten (10) days from the end of the aforementioned review period, the parties will attempt to resolve in good faith any disputed items.

                 (iii)   ARBITRATION.  Failing resolution pursuant to paragraph
(ii) above, the unresolved disputed items will be referred for final binding resolution to Arthur Andersen & Co. or to such other nationally-recognized firm of certified public accountants as the Surviving Corporation, the Stockholders' Representative and SWIB may hereafter jointly select (the "Arbitrator"). Such referral shall be in the form of written statements of position by the Stockholders' Representative (including, at the election of the Stockholders' Representative, a written statement by its selected accountant), SWIB (if it so chooses), the Surviving Corporation and Price Waterhouse, with each party having an opportunity to respond to such written statements and any requests for statements or information by the Arbitrator. If the Arbitrator determines that the resolution of a given disputed item requires an interpretation of law, then, with the permission of the Surviving Corporation, the Stockholders' Representative and SWIB, the Arbitrator may request a law firm of national standing chosen by it to render a legal opinion as to such matter. The amount of the Merger Consideration Adjustment affected by such unresolved disputed items (if any) will be as determined by the Arbitrator. The cost of such Arbitrator's review (including reasonable attorneys' fees, if any) shall be borne by the party or parties as determined by the Arbitrator.

         (c) DETERMINATION OF ATLAS ADJUSTMENT. For each unit ordered by the U.S. Army under the Atlas Program within five years from the Closing Date, the Stockholders shall receive, and the Surviving Corporation shall pay unconditionally, without right of offset or counterclaim, the following increase, if any, in the aggregate Merger Consideration (the "Atlas Adjustment"):

                 (i) The Surviving Corporation shall pay the Stockholders, in accordance with the Atlas percentages listed on EXHIBIT A, Two Thousand Dollars ($2,000) for each of the first three hundred (300) units ordered under the Atlas Program each such payment to be earned when the Surviving Corporation (or the Company, if prior to the Closing Date) receives an order, without regard to the dates of shipment or acceptance;

                 (ii) Upon receipt by the Surviving Corporation (or the Company, if prior to the Closing Date) of the order for the three hundredth (300th) unit under the Atlas Program, the Surviving Corporation shall pay the Stockholders, in accordance with the Atlas percentages listed on EXHIBIT A, (A) Four Hundred Thousand Dollars ($400,000) PLUS (B) for each of such three hundred
(300) units so ordered, interest on One Thousand Three Hundred Thirty-Three Dollars ($1,333), calculated at the rate of five percent (5%) per annum (based on a 365-day year), from the date of receipt by the Surviving Corporation of the order through the date of payment to the Stockholders pursuant to this Section 3.1(c)(ii); and

                 (iii) In the event the aggregate number of units ordered under the Atlas Program exceeds three hundred (300), then the Surviving Corporation shall pay the Stockholders, in accordance with the Atlas percentages listed on EXHIBIT A, Three Thousand Three Hundred Thirty-Three Dollars ($3,333) for each unit in excess of three hundred (300) ordered under the Atlas Program, each such payment to be earned when the Surviving Corporation (or the Company, if prior to the Closing Date) receives an order, without regard to the dates of shipment or acceptance; provided, however, that the aggregate Atlas Adjustment payable pursuant to this Section 3.1(c) shall not exceed the sum of (i) Two Million Dollars ($2,000,000) PLUS (ii) the sums payable pursuant to Section 3.1(c)(ii)(B).

                 (iv) As of the end of each calendar quarter, the Surviving Corporation will provide a certificate to the Stockholders' Representative and SWIB, signed by the Surviving Corporation's chief executive officer or chief financial officer, stating the aggregate number of units ordered under the Atlas Program (i) since its inception and (ii) since the last such certificate. The Stockholders' Representative, SWIB, and their representatives shall have the same access described in Section 8.3, after the Closing Date, for the purpose of establishing the number of units ordered under the Atlas Program.

SECTION 3.2      PAYMENT OF MERGER CONSIDERATION.

         (a) ESTIMATED PAYMENTS. Subject to Section 3.4, at the Closing, TRK shall pay the Stockholders (i) Fifteen Million Four Hundred Fifteen Thousand Four Hundred Dollars ($15,415,400) MINUS (ii) the sum of (A) the Estimated Merger Consideration Adjustment and (B) the Escrow Amount to be deposited with the Escrow Agent pursuant to Section 3.2(b), PLUS (iii) any portion of the Atlas Adjustment which has been earned as of such time (the "Estimated Merger Consideration"). The payments to the individual Stockholders pursuant to clause
(i) above shall be made on the basis of the closing percentages listed on EXHIBIT A, and payments pursuant to clause (iii) above shall be made on the basis of the Atlas percentages listed on EXHIBIT A.

         (b) ESCROW AMOUNT. TRK shall deposit Two Million Dollars ($2,000,000) (the "Escrow Amount") with the Escrow Agent pursuant to the terms of the Indemnification and Escrow Agreement.

         (c) CLOSING CERTIFICATE. At the Closing, the chief financial officer of the Company shall deliver to TRK the Closing Certificate, which shall set forth his or her best estimate of Estimated Net Assets, Estimated Debt and Estimated Merger Consideration Adjustment.

         (d) MERGER CONSIDERATION ADJUSTMENT AND MERGER CONSIDERATION VARIANCE. The Net Assets and Debt as of the Closing Date, the Net Assets Variance, the Debt Variance, the Merger Consideration Adjustment and the Merger Consideration Variance shall be computed as provided in Section 3.1(b), and the Merger Consideration Variance shall be paid within ten (10) business days thereafter. If the Merger Consideration Variance is a positive number, that amount shall be paid by the Stockholders to the Surviving Corporation from the funds in the Escrow Funds. If the Merger Consideration Variance is a negative number, that amount shall be paid by the Surviving Corporation to the Stockholders on the basis of the closing percentages listed on EXHIBIT A. All payments hereunder shall bear interest from and after the Closing Date, until paid, at the rate which is equal to the rate of interest actually earned on the Escrow Amount during such period, computed on the basis of a 365-day year and paid for the actual number of days elapsed. Interest calculated in accordance with this Section 3.2(d) shall be due and payable on the date on which the corresponding payment is due.

         (e) ATLAS ADJUSTMENT. Except as provided pursuant to Section 3.2(a), the Surviving Corporation shall pay the Stockholders the Atlas Adjustment pursuant to Sections 3.1(c)(i) and 3.1(c)(iii) on a calendar quarterly basis (or within (10) days of the date when the aggregate unpaid amount exceeds $100,000, if earlier) and pursuant to Section 3.1(c)(ii) within 10 days of the Surviving Corporation's receipt of the order for the 300th unit under the Atlas Program; provided, however, the Surviving Corporation shall have no obligation to pay the Atlas Adjustment for any units with respect to which orders are received under the Atlas Program more than five (5) years after the Closing Date.

         (f) FORM OF PAYMENTS. All payments hereunder, other than payments originating from the Escrow Agent, shall be made by depositing, by bank wire transfer, the required amount (in immediately available funds) in an account of the recipient, which account shall be designated by the recipient at least three
(3) business days prior to the date of the required payment.

SECTION 3.3      PAYMENT FOR STOCK.

         (a) At the Effective Time, TRK shall make available for disbursement in accordance with this Agreement, the Estimated Merger Consideration into which shares of the Stock are to be converted in the Merger pursuant to Section 2.7 hereof. Upon surrender to TRK of an outstanding certificate or certificates, together with a letter of transmittal, duly executed, TRK shall promptly disburse to the Stockholder entitled thereto the amount of cash into which his shares shall have been converted in the Merger. Until so surrendered, each certificate which immediately prior to the Effective Time represented outstanding Stock shall be deemed for all corporate purposes to evidence only the right to receive upon such surrender the cash into which his shares represented thereby shall have been converted in the Merger. No interest shall accrue or be paid on any cash payable upon the surrender of a certificate or certificates which immediately prior to the Effective Time represented outstanding Stock (including any certificates or instruments which prior to the Effective Time represented preferred stock or convertible notes of the Company to the extent such were converted into shares of Common Stock as of or prior to the Effective Time). If outstanding certificates for shares of the Company are not surrendered, or the cash payment therefor not claimed prior to six years after the Effective Time (or, in any particular case, prior to such earlier date on which such cash payment would otherwise escheat to or become the property of any governmental unit or agency), the unclaimed amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

         (b) If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the certificates or other instruments surrendered in exchange therefor are registered, it shall be a condition to the payment of such Merger Consideration that the certificates or instruments so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to TRK any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of TRK that such taxes have been paid or are not required to be paid. Appropriate procedures shall be implemented to deal with lost stock certificates and shares of Common Stock issuable pursuant warrants, option or conversion rights exercised (including the payment of all sums and/or delivery of all documents and instruments) on or prior to the Closing Date with respect to which stock certificates had not been issued at the Effective Time.

SECTION 3.4      DISSENTING SHARES.

     Notwithstanding anything herein to the contrary, any shares of the Company's Stock outstanding immediately prior to the Effective Time and held by holders who have not voted in favor of the Merger and who have complied with all of the relevant provisions of Section 262 of the GCL (the "Dissenting Shares") shall not be converted into the right to receive the Estimated Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, their rights to appraisal thereunder. If, after the Effective Time, any holder of Dissenting Shares fails to protect or withdraw or otherwise loses such right, each of such holders of shares of capital stock of the Company shall thereupon be deemed to have converted into the right to receive, as of the Effective Time, the Estimated Merger Consideration without any interest thereon.

SECTION 3.5      CLOSING.

     The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of the Company, 369 West Western Avenue, Port Washington, Wisconsin 53074 on July 27, 1995, or at such other place, time or date as may be agreed upon by the parties hereto (the "Closing Date"); provided, however, TRK shall have the right to postpone the Closing until September 1, 1995 to satisfy the conditions set forth in Section 9.14.

SECTION 3.6      DELIVERIES BY THE COMPANY.

     At the Closing, the Company shall deliver the following items to TRK:

         (a) Certificates representing the shares of Stock, duly endorsed or accompanied by stock powers duly executed in blank (with signatures guaranteed by any national bank or trust company) and otherwise in form acceptable for transfer on the books of the Company, with all requisite stock transfer tax stamps attached;

         (b) Documents and instruments, satisfactory to TRK and its counsel, evidencing the exercise, and all payments and deliveries incident to such exercise, by the holder thereof, of any and all warrants, options and conversion rights exercised with respect to which Stock is issuable and deemed to be issued and outstanding as of the Effective Time pursuant to Section 2.7;

         (c) The stock books, stock ledgers, minute books and corporate seal of the Company;

         (d) Certificates from appropriate authorities, dated as of or about the Closing Date, as to the good standing, qualification to do business of, and payment of taxes by the Company in each jurisdiction where it is so qualified;

         (e)     The opinion of counsel to the Company referred to in
Section 9.5;

         (f)     The certificates referred to in Sections 3.2(c), 9.1, 9.2, and
9.10;

         (g)     The Indemnification and Escrow Agreement referred to in
Section 4.1, duly executed by the Major Stockholders;

         (h) The Noncompetition Agreements referred to in Section 4.2, duly executed by each of the Stockholders listed on EXHIBIT A-2;

         (i) The Stockholder Releases referred to in Section 4.3, duly executed by each of the Major Stockholders;

         (j) The resignation of each director and officer of the Company, as requested by TRK; and

         (k)

         (l) All other previously undelivered items required to be delivered by the Company or the Stockholders to TRK at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith unless waived in writing by TRK.

SECTION 3.7      DELIVERIES BY TRK.

     At the Closing, TRK shall deliver the following items to the Stockholders and as applicable, the Escrow Agent:

         (a)     The payments as required in Sections 3.2(a) and 3.2(b);

         (b)     The opinion of counsel to TRK referred to in Section 10.5;

         (c)     The certificates referred to in Sections 10.1 and 10.2;

         (d) Agreements with the Company's President and Vice-Presidents regarding equity interests in the corporate parent of TRK and severance arrangements, substantially in the form previously delivered by TRK to the President of the Company; and

         (e) All other previously undelivered items required to be delivered by TRK at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith unless waived in writing by the Company.

                                   ARTICLE IV
                              ADDITIONAL AGREEMENTS


SECTION 4.1      INDEMNIFICATION AND ESCROW AGREEMENT.

     At the Closing, the Stockholders, the Company, TRK and the Escrow Agent will enter into the Indemnification and Escrow Agreement, pursuant to which TRK shall deliver the Escrow Amount to be held in escrow by the Escrow Agent.

SECTION 4.2      NONCOMPETITION AGREEMENTS.

     In order to protect TRK's investment in the business of the Company, each of the Stockholders listed on EXHIBIT A-2 shall execute and deliver to TRK at the Closing, separate agreements dated as of the Closing Date not to compete with the Surviving Corporation, in the form attached hereto as EXHIBIT E (the "Noncompetition Agreement").

SECTION 4.3      STOCKHOLDER RELEASES.

     At the Closing, each of the Major Stockholders shall deliver a release of the Company in the form attached hereto as EXHIBIT F (the "Stockholder Release").

SECTION 4.4      HSR ACT.

     TRK, the Company and the Stockholders agree to furnish to each other such necessary information and reasonable assistance as may be requested in connection with any necessary filings or submissions required pursuant to the HSR Act.


                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to TRK as follows, and TRK in agreeing to consummate the transactions contemplated by this Agreement has relied upon such representations and warranties, that:

SECTION 5.1      CORPORATE ORGANIZATION.

         (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as now being conducted.

         (b)The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each of the jurisdictions listed on SCHEDULE 5.1. The Company is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and there are no other jurisdictions in which the failure to be qualified or licensed as a foreign corporation would have a Material Adverse Effect on the Company.

         (c) The copies of the certificate of incorporation and all amendments thereto of the Company, as certified by the Secretary of State of Delaware, and the by-laws, as amended to date, of the Company, as certified by its secretary, which have heretofore been delivered to TRK, are true, complete and correct copies of the certificate of incorporation and by-laws of the Company, as amended and in effect on the date hereof, and will be true, complete and correct as of the Closing Date.

         (d) Except as otherwise disclosed in writing by counsel to the Company, the minute books and records of the Company, copies of which have been delivered to TRK prior to the date hereof, are the original minute books and records of the Company, contain all proceedings of the stockholders, the Board of Directors and any committees thereof with respect to the Company, and are true, correct and complete in all material respects. There have been no changes, alterations or additions to the minute books and records which have not been furnished to counsel for TRK prior to the date hereof.

SECTION 5.2      VALID AND BINDING AGREEMENT.

     The Company has the full corporate power to enter into this Agreement and the Indemnification and Escrow Agreement. All necessary action on the part of the Company has been taken to authorize the execution and delivery of this Agreement and the Indemnification and Escrow Agreement, the performance of its obligations hereunder and thereunder and (subject to the required approval by the Stockholders) the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and as of the Closing Date, the Indemnification and Escrow Agreement will be, duly and validly executed and delivered by the Company, and, assuming such agreements constitute the valid and binding agreements of the other parties thereto, will constitute valid and binding agreements of the Company, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization or similar laws relating to creditors' rights generally and by principles of equity regarding the availability of remedies.

SECTION 5.3      NO VIOLATION.

     Neither the execution and delivery of this Agreement nor (subject to the required approval by the Stockholders) the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provision hereof will (a) violate or conflict with any provision of the certificate of incorporation or by-laws of the Company, or (assuming compliance with the HSR
Act) any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company, or (b) except as otherwise disclosed on SCHEDULE 5.4, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon the capital stock or any of the properties or assets of the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation of which the Company is a party or by which the Company or any of its assets are bound.

SECTION 5.4      CONSENTS AND APPROVALS.

     Except as set forth on SCHEDULE 5.4 and except for any filings required under the HSR Act, no permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or third party is required to be made or obtained by the Company in connection with the execution, delivery and performance of this Agreement or the Indemnification and Escrow Agreement or the consummation of the transactions contemplated hereby and thereby.

SECTION 5.5      CAPITALIZATION.

         (a)     The authorized capital stock of the Company consists of
(i) 20,000 shares of Common Stock, of which 3,990 shares are issued and outstanding; (ii) 2,000 shares of Class A

Preferred stock, par value $500 per share, of which 1,273 shares are issued and outstanding; (iii) 3,000 shares of Class B Preferred stock, par value $1,000 per share, of which 3,000 shares are issued and outstanding; and (iv) 5,000 shares of Class C Preferred stock, par value $1,000 per share, of which 1,110 shares are issued and outstanding. The issued and outstanding Stock of the Company is duly authorized, validly issued, fully paid and nonassessable, and none of the issued and outstanding shares of Stock of the Company were issued in violation of the preemptive rights of any present or former stockholder of the Company.

         (b)     Except as set forth in Section 5.5(a) or SCHEDULE 5.5,
(i) there are no shares of capital stock or other equity securities (as the term "equity security" is defined in the Securities Exchange Act of 1934, as amended) of the Company outstanding, (ii) there are no outstanding subscriptions, options, warrants or rights to purchase or acquire any equity securities of the Company, (iii) no equity securities of the Company are reserved for issuance for any purpose, and (iv) there are no contracts, commitments, agreements, understandings, arrangements or restrictions to which the Company is a party or by which the Company is bound, other than applicable securities laws restrictions, relating to any shares of the capital stock or other equity securities of the Company (including the Stock), whether or not outstanding.

         (c) EXHIBIT A sets forth a true, correct and complete listing of the record holders of the Stock and of each other instrument, certificate, document or other right, whether or not represented by a certificate or other document or instrument, convertible (with or without consideration) into the Common Stock.

SECTION 5.6      SUBSIDIARIES AND AFFILIATES.

     Except as set forth on SCHEDULE 5.6, the Company owns no capital stock or other equity securities of any other corporation and has no other type of equity interest in any other corporation, partnership, joint venture or other business organization or entity. The interests of the Company in any Person as set forth on SCHEDULE 5.6 are owned by the Company free and clear of all liens, options, claims or encumbrances (including without limitation, rights of first refusal or similar rights) with respect to the ownership thereof, except as otherwise identified on SCHEDULE 5.6. Except as otherwise set forth on SCHEDULE 5.6, the Company is not subject to any obligation or requirement to provide funds for, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

SECTION 5.7      FINANCIAL STATEMENTS.

     The audited financial statements of the Company for each of the three (3) years ended August 29, 1992, August 28, 1993 and September 3, 1994, attached as
SCHEDULE 5.7 hereto (the "Company Financial Statements") (a) present fairly the financial position, results of operations, shareholders' equity and cash flows of the Company in accordance with GAAP, as of the statement dates and for the periods indicated, and (b) have been prepared in accordance with the Company's customary procedures for the preparation of financial statements consistently applied throughout and among the periods indicated. The unaudited interim financial statements of the Company for the five (5) months ended January 31, 1995, attached as SCHEDULE 5.7A hereto (the "Company Interim Financial Statements") (a) present fairly the financial position, results of operations, and cash flows of the Company, as of the statement date and for the period indicated, and (b) have been prepared in accordance with the Company's customary procedures for the preparation of interim financial statements consistently applied throughout and among the periods indicated and are consistent with the Company Financial Statements subject to year-end audit and other normal or recurring year-end adjustments (made in accordance with GAAP, in the ordinary course of business and consistent with prior year-end accounting principles and adjustments).

SECTION 5.8      ABSENCE OF UNDISCLOSED LIABILITIES.

     Except as set forth on SCHEDULE 5.8, the Company has no liability which must be accrued on a balance sheet or disclosed in the footnotes to a balance sheet prepared in accordance with GAAP, except (a) such liabilities as are fully reflected, reserved against or disclosed in the Company Financial Statements or the Company Interim Financial Statements and (b) such liabilities as have been incurred in the ordinary course of business, consistent with past practice, since September 3, 1994.

SECTION 5.9      INTERIM OPERATIONS AND ABSENCE OF CERTAIN CHANGES.

     Since September 3, 1994, except as set forth on SCHEDULE 5.9, the Company has conducted its business in the ordinary course and consistent with past practice, and the Company did not:

         (a) incur any indebtedness or other liabilities (whether absolute, accrued, contingent or otherwise) or, except as set forth on SCHEDULE 5.8, guarantee or agree to purchase any such indebtedness, except in the usual and ordinary course of its business, consistent with past practice, and except for indebtedness relating to the Company's capital expenditure program;

         (b) suffer any change in its financial condition, assets, liabilities or business, or suffer any other event or condition of any character which individually or in the aggregate had or has a Material Adverse Effect on the Company or materially diminishes the value of the assets of the Company;

         (c) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) except in each case in the ordinary course of business;

         (d) cancel any debts or waive any claims or rights of substantial value, except in each case in the ordinary course of business;

         (e) pledge or permit the imposition of any lien on or sell, assign, transfer or otherwise dispose of any of its tangible assets, except the sale of inventory in the ordinary course of business;

         (f) sell, assign, encumber, license, pledge, abandon or otherwise transfer any patents, applications for patents, Marks, trade names, copyrights, licenses or other intangible assets;

         (g) make any change in any method of accounting or accounting principle or practice;

         (h) make any reduction in accruals or reserves, except to the extent of related cash payments or other reductions consistent with past practice;

         (i) write up or down the value of the inventory or determined as collectible any notes or accounts receivable that were previously considered to be uncollectible, except for write-ups or write-downs and other determinations in accordance with GAAP and in the ordinary course of business and consistent with past practice;

         (j) grant any general increase in the compensation payable or to become payable to its officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any special increase in the compensation payable or to become payable to any officer or employee, except for normal merit and cost of living increases in the ordinary course of business and in accordance with past practice and increases pursuant to collective bargaining agreements;

         (k) declare, pay or set aside for payment any dividend or other distribution on any shares of its capital stock, other than dividends due in accordance with the terms and conditions of such capital stock;

         (l) make or guaranty any loans to any customer, vendor or distributor of the Company or its products, other than as set forth on SCHEDULE
5.8 and other than normal open account activities;

         (m) make any loans which in the aggregate exceed $5,000 to any employee or make any loans to any stockholder, officer, director or Affiliate;

         (n) make capital expenditures or commitments for same in excess of $100,000 in the aggregate;

         (o) except for any shares of Common Stock issued pursuant to the warrants and options listed on EXHIBIT A, issue any additional shares of Common Stock, whether pursuant to the exercise of warrants, options or conversion rights or otherwise, or any other equity securities of the Company;

         (p)     lose or learn of the prospective loss of any  vendor listed on
SCHEDULE 5.26 or any distributor, representative or agent listed on SCHEDULE
5.27 where the result of such loss would have a Material Adverse Effect; or

         (q) agree, whether in writing or otherwise, to take any action described in this Section 5.9.

SECTION 5.10     TAXES.

         (a) The Company has duly and timely filed with each appropriate federal, state, local and foreign governmental entity or other authority (individually or collectively, "Taxing Authority") all Tax Returns required to be filed. All such Tax Returns were true, correct and complete in all material respects. The Company has in all material respects paid all Taxes which have become due and payable (whether or not shown on any Tax Return). Adequate reserves and accruals in accordance with GAAP have been established by the Company to provide for the payment of all Taxes which are not yet due and payable with respect to the Company for taxable periods or portions thereof ending on or before the Closing Date. There are no liens for Taxes upon the Company or its assets except liens for current Taxes not yet due. The Company has delivered to TRK correct and complete copies of all federal and state income Tax Returns for the five (5) most recently completed years, all examination reports by any Taxing Authority, and any statements of deficiencies proposed or assessed against or agreed to by the Company. No audit, examination, investigation, proceeding, action or claim with respect to the Company's Taxes is pending, proposed or threatened, and to the best of the Company's Knowledge, there is no basis for the assessment or collection of additional Taxes against the Company.

     Except as set forth on SCHEDULE 5.10, there has never been an examination or notice of potential examination of the Tax Returns of the Company by any Taxing Authority. No extension is in effect with respect to the filing of any Tax Return, the payment of any Taxes, or any limitation period regarding the assessment or collection of any Taxes.

         (b) All Taxes that are required to have been withheld or collected by the Company have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authorities or properly deposited as required by applicable laws.

         (c) As used in this Agreement, "Tax" means any of the Taxes and "Taxes" means, with respect to the Company, all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profit taxes, alternative or add-on minimum taxes, custom duties or other taxes, together with any interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority whether disputed or not.

         (d) As used in this Agreement, "Tax Return" is defined as any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority or other authority in connection with the determination, assessment or collection of any Tax paid or payable by the Company or the administration of any laws, regulations or administrative requirements relating to any such Tax.

         (e) SCHEDULE 5.10 lists each jurisdiction in which the Company either files Tax Returns or pays Taxes with respect to which no returns are required to be filed. No claim has ever been made by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

         (f) No property of the Company recorded as an asset on the Company's Interim Financial Statements is property that the Company is or will (under current laws) be required to treat as owned for tax purposes by another person, or is "tax-exempt use property" as defined in Section 168(h) of the Code.

         (g) The Company has never agreed to or been required to make any adjustment pursuant to Section 481(a) of the Code by reason of any change in accounting method initiated by the Company; the IRS has not proposed any such adjustment or change in accounting method; and the Company has no application pending with any Taxing Authority requesting permission for any change in accounting method.

         (h) The Company is not now and during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code has not been a United States real property holding corporation as defined in Section 897(c)(2) of the Code.

         (i) The Company is not now nor has ever been a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

         (j) The Company has not filed a consent pursuant to Section 341(f) of the Code nor has the Company agreed to have Section 341(f)(2) of the Code apply to any disposition of a section (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company.

         (k) The Company has never been (i) a member of an affiliated group of corporations (as defined in Section 1504(a) of the Code), or filed or been included in a combined, consolidated, or unitary Tax Return, or (ii) a party to any tax allocation, sharing or reimbursement agreement or arrangement.

         (l) The Company is not an obligor on and none of its assets has been financed directly or indirectly by any tax-exempt bonds.

         (m) Except as set forth on SCHEDULE 5.10, the Company has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law.

         (n) The Company has no liability for the Taxes of any other person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (o) The Company does not have pending any request for a private letter ruling.

         (p) The Company has not been a personal holding company within the meaning of Section 542 of the Code during the five-year period preceding the date hereof.

         (q) The Company has disclosed on its federal income tax Returns all positions therein that could give rise to a substantial understatement of federal income tax within the meaning of Code Section 6662.

SECTION 5.11     EMPLOYEE BENEFIT PLANS.

         (a) SCHEDULE 5.11 is a true and complete list of all annuity, bonus, cafeteria, stock option, stock purchase, profit sharing, savings, pension, retirement, incentive, group insurance, disability, employee welfare, prepaid legal, nonqualified deferred compensation including without limitation, excess benefit plans, top-hat plans, deferred bonuses, rabbi trusts, secular trusts, nonqualified annuity contracts, insurance arrangements, nonqualified stock options, phantom stock plans, or golden parachute payments, or other similar fringe benefit plans, and all other employee benefit funds or programs (within the meaning of Section 3(3) of ERISA), covering employees, former employees or directors of the Company (the "Plans"). Except as set forth on SCHEDULE 5.11, and except for normal compensation and agreements entered into in the ordinary course of business and in accordance with past practice, the Company is not a party to any employee agreement, understanding, plan, policy, procedure, or other enforceable arrangement, whether written or oral, which provides compensation or fringe benefits to its employees, and the Company is in compliance with all its obligations under all such Plans, except for such noncompliance as would not have a Material Adverse Effect.

         (b) With respect to each employee benefit plan listed on SCHEDULE 5.11, and to the extent the following are required by applicable law, true and complete copies of (i) all Plan documents (including all amendments and modifications thereof), and related agreements including without limitation, the trust agreement and amendments thereto, insurance contracts and investment management agreements; (ii) the last three filed Form 5500 series and Schedules A, B, C, P and/or SSA, as applicable, and Forms PBGC-1, if any; (iii) summary plan descriptions; (iv) summary of material modifications, if any; (v) the most recent auditor's report, and copies of any and all tax qualification correspondence including without limitation, private letter rulings, applications for determination and determination letters issued with respect to the Plans; and (vi) the most recent annual and periodic accounting of related Plan assets, have also been delivered to TRK.

         (c) With respect to the Plans listed on SCHEDULE 5.11 which are subject to ERISA:

                 (i) The Plans are in material compliance with the applicable provisions of ERISA and each of the employee pension benefit plans, within the meaning of Section 3(2) of ERISA (the "Pension Plans"), which are intended to be qualified under Section 401(a) of the Code have received a favorable determination letter from the IRS or a request for such determination has been timely filed with the IRS (and to the Knowledge of the Company, nothing has occurred to cause the IRS to revoke such determination and the IRS has not indicated any disapproval of any request for such a determination);

                 (ii) Each Plan has been operated in accordance with its terms and all required filings that are due prior to the date hereof, including without limitation, the Forms 5500, for all Plans have been timely made;

                 (iii) No prohibited transactions, as defined by Section 406 of ERISA or Section 4975 of the Code, have occurred with respect to any of the Plans;

                 (iv) The Company has not engaged in any transaction in connection with which the Company could be subjected to a criminal or civil penalty under ERISA;

                 (v) None of the Plans, nor any trust which serves as a funding medium for any of such Plans, nor any issue relating thereto is currently under examination by or pending before the IRS, the Department of Labor, the PBGC or any court, other than applications for determinations pending before the IRS;

                 (vi) None of the Pension Plans is a defined benefit plan within the meaning of Section 414(j) of the Code;

                 (vii) None of the Plans is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA and Section 411(f) of the Code, nor a plan maintained by more than one employer (hereinafter referred to as an "multiple employer plan"), nor a single employer plan under a multiple controlled group within the meaning of Section 4063 of ERISA, and neither the Company nor any entity required to be aggregated with the Company under Section 414(b), (c), (m), or (o) of the Code has incurred any withdrawal liability with respect to any single plan, multiemployer or multiple employer plan, which liability could constitute a liability of the Surviving Corporation;

                 (viii) No benefit claims (except those submitted in the ordinary course of administration of such Plan) are currently pending against any Plan;

                 (ix) Except as set forth on SCHEDULE 5.11, no Plan provides for retiree medical or retiree life insurance benefits for former employees of the Company; and

                 (x)     No Pension Plan has been terminated by the Company.

         (d) There have been no failures to comply with the continuation coverage provisions required by Sections 601-608 of ERISA and Section 4980B of the Code under any Plan.

         (e) There are no employee benefit plans which cover employees of the Company which are required to comply with the provisions of any foreign law.

         (f) All excess contributions, if any (together with any income allocable thereto), have been distributed (or, if forfeitable, forfeited) before the close of the first two and one half (21/2) months of the following plan year; and there is no liability for excise tax under Section 4979 of the Code with respect to such excess contributions, if any, for any Plan.

SECTION 5.12     COMPLIANCE WITH LAW.

     Except as set forth on SCHEDULE 5.12, the Company has been, is and on the Closing Date will continue to be in compliance with all applicable laws (including duties imposed by common law), rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities (federal, state, local and foreign) and all requirements imposed under building, zoning, occupational safety and health, pension, environmental control, toxic waste, fair employment, equal opportunity or similar laws, rules, regulations and ordinances, in each case the noncompliance with which would be likely to have a Material Adverse Effect on the Company; provided that, notwithstanding the foregoing, the representations and warranties contained in this Section 5.12 shall not apply to any matter as to which a more specific representation or warranty applies.

SECTION 5.13     LITIGATION; CLAIMS.

     SCHEDULE 5.13 hereto contains a complete and accurate list of (a) all claims, actions, suits, proceedings or investigations pending or (to the Knowledge of the Company) threatened by or against the Company, and (b) all judgments, decrees, arbitration awards, consent agreements or orders binding upon the Company. Except as set forth on SCHEDULE 5.13, during the past five
(5) years, no product liability claims have been asserted against the Company and the Company has not been a party to any litigation in any capacity. To the Knowledge of the Company, there is no basis for any material action, proceeding or investigation involving the Company, other than as set forth on SCHEDULE 5.13.

SECTION 5.14     CONTRACTS AND COMMITMENTS.

     SCHEDULE 5.14 contains a complete and accurate list and brief description of all contracts, agreements and commitments (other than the agreements or arrangements set forth in SCHEDULES 5.11, 5.15, 5.17, 5.21A, 5.22A, 5.24, 5.26
and 5.27, and other than agreements or arrangements similar in nature thereto but not set forth in such Schedules due to the limitations contained in the corresponding Sections thereof), whether written or oral, of the Company that involve commitments of the Company in excess of $100,000, have a term of six (6) months or more, or that are not in the ordinary course of business.

     The agreements set forth in SCHEDULES 5.11, 5.14, 5.15, 5.17, 5.21A, 5.22A, 5.24, 5.26 and 5.27 are hereinafter referred to collectively as the "Operating Agreements." None of the Operating Agreements has been assigned or is the subject of any security agreement, except as set forth on SCHEDULE 5.16. Except as otherwise set forth on SCHEDULE 5.14, (a) each of the Operating Agreements is a valid and binding obligation of the Company and (to the Knowledge of the Company) the other party or parties thereto, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws relating to creditors' rights generally and by principles of equity regarding the availability of remedies; (b) neither the Company nor (to the Knowledge of the Company) any other party thereto, has terminated, canceled, modified or waived any term or condition of any Operating Agreement in a manner which would have a Material Adverse Effect; and
(c) neither the Company nor (to the Knowledge of the Company) any other party to any Operating Agreement is in default or alleged to be in default under any Operating Agreement in a manner which would have a Material Adverse Effect, and there exists no event, condition or occurrence that, after notice or lapse of time, or both, would constitute such a default by the Company or any party to any such Operating Agreement. None of such Operating Agreements contains any covenant or other restriction preventing or limiting the consummation of the transactions contemplated hereby. The Company has no outstanding powers of attorney except routine powers of attorney relating to the representation of the Company before governmental agencies or given in connection with qualification to conduct business or customs matters.

SECTION 5.15     INTELLECTUAL PROPERTY RIGHTS.

     SCHEDULE 5.15 contains a correct and complete list of the following assets and related matters: (a) all patents and applications for patents, all Marks and registration of Marks and applications for registration of Marks, all copyright registrations and applications for copyright registration, and all trade names, owned or used (pursuant to license agreements or otherwise) by the Company, and in the case of any such Intellectual Property that is so owned, the jurisdictions in or by which such assets or any of them have been registered, filed or issued and (b) to the extent not listed on SCHEDULE 5.14, all contracts, agreements or understandings pursuant to which the Company has authorized any Person to use any of the Intellectual Property which is so owned. The Company owns, possesses or licenses and as of the Closing Date will own, possess or license, all right, title and interest in and to the items of Intellectual Property that are required to conduct its businesses as now conducted without conflict with the rights of others. Except as set forth in
SCHEDULE 5.15: (i) the Company has the right to use the Intellectual Property (including applications for any of the foregoing) owned or licensed by the Company, and, to the Company's Knowledge, the sole and exclusive rights to use the patents and Marks contained in the Intellectual Property (including applications for any of the foregoing) owned or licensed by the Company, and to the Knowledge of the Company, none of the past or present employees, officers, directors or stockholders of the Company, or anyone else, has any rights with respect thereto; (ii) the consummation of the transactions contemplated hereby will not alter or impair any such rights; (iii) the Company has not received any notice or claim of infringement or any claim challenging or questioning the validity or effectiveness of any of the items of Intellectual Property, and, except as set forth on SCHEDULE 5.15, there is no valid basis for any such claim; and (iv) to the Knowledge of the Company, the Company is not liable, nor has it made any contract or arrangement whereby it may become liable, to any Person for any royalty or other compensation for use of any of the items of Intellectual Property.

SECTION 5.16     LIENS.

     Except as set forth on SCHEDULE 5.16, none of the properties or assets, whether real, personal or mixed, or tangible or intangible, owned or leased by the Company is subject to any mortgage, lien, encumbrance or other security interest, except for
(a) liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) liens in respect of pledges or deposits under workmen's compensation laws or similar legislation, carriers', warehousemen's, mechanics', laborers' and materialmen's and similar liens, if the obligations secured by such liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) liens incidental to the conduct of the business.

SECTION 5.17     INSURANCE.

     All insurance policies and fidelity bonds relating to the assets of the Company, including identification of the insurer and the termination dates thereof, are set forth on SCHEDULE 5.17. Except as set forth on SCHEDULE 5.17, the Company has not had coverage limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance, during the last two (2) years. If the Company receives, prior to the Closing, any notice of cancellation or other termination of any such policies presently in effect, the Company will use its best efforts to replace such policies not later than a date prior to the effective date of any such cancellation or other termination with policies providing substantially the same coverage.

SECTION 5.18     DISCLOSURE.

     No representation or warranty by the Company contained in this Agreement, and no statement contained in the Schedules hereto or any certificate furnished to TRK or the Surviving Corporation pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

SECTION 5.19     ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE.

     All accounts receivable of the Company whether reflected on the Closing Statements, the Company Financial Statements and/or the Company Interim Financial Statements, or otherwise, represent sales actually made in the ordinary course of business or valid claims as to which full performance has been rendered and the reserves against the accounts receivable for returns and bad debts are commercially reasonable and have been determined in accordance with GAAP, consistently applied. Except to the extent reserved against the accounts receivable, no counterclaims or offsetting claims with respect to the accounts receivable are pending or, to the Company's Knowledge, threatened. The accounts payable of the Company reflected on the Company Financial Statements and the Company Interim Financial Statements and to be reflected on the Closing Statements arose, or will arise, from BONA FIDE transactions in the ordinary course of business.

SECTION 5.20     INVENTORIES.

     The inventories of the Company as of the date hereof consist of raw materials, goods in process and finished goods salable or usable in the normal course of the business of the Company, and such inventories are at levels consistent with past practices of the business. All such inventories are carried on the books of the Company pursuant to the normal inventory valuation policy of the Company, which is in accordance with GAAP, as reflected in the Company Financial Statements. SCHEDULE 5.20 sets forth the locations of all inventories of the Company. Except as set forth on SCHEDULE 5.16, no items included in inventories of the Company are or will be pledged as collateral or held by the Company on consignment from others. The Company is not committed to purchase inventories in amounts greater than are reasonably expected to be usable in the ordinary course of business as presently conducted. At March 31, 1995, the total amount of outstanding purchase orders was in excess of $27.7 million.

SECTION 5.21     TANGIBLE PERSONAL PROPERTY.

     SCHEDULE 5.21 lists all of the fixed assets of the Company and each item of tangible personal property, other than inventory (whether finished goods or raw materials) or supplies, owned by the Company including all such furniture, furnishings, office equipment, machinery, tools and other equipment, in all cases as of the date hereof. The Company has good title to all of the items listed on SCHEDULE 5.21, free and clear of all liens, claims and encumbrances except as set forth in Section 5.16 or on SCHEDULE 5.16. SCHEDULE 5.21A lists all leases of tangible personal property leased by the Company and the location
thereof.   None of such leases contains any covenant or restriction preventing or limiting the consummation of the
transactions contemplated hereunder.  All of the personal property listed in
SCHEDULE 5.21 and the assets leased pursuant to the leases listed on SCHEDULE 5.21A are in operating condition.

SECTION 5.22     REAL PROPERTY.

         (a) SCHEDULE 5.22 contains a correct and complete list of all the real property that is owned by the Company or that the Company has agreed (or has an option) to purchase, sell or lease, or may be obligated to purchase, sell or lease to a third party in connection with its business and any title insurance or guarantee policies providing owners coverage with respect thereto. Such real property is hereinafter referred to as the "Real Property," and the improvements and fixtures thereon are hereinafter referred to as the "Improvements."

         (b) Except as set forth on SCHEDULE 5.22, the Company does not lease any real property, and the Company has neither an agreement to lease nor an obligation to lease any real property in connection with its business.

         (c) Except as set forth on SCHEDULE 5.22, the Company is the sole legal and equitable owner of the Real Property, the Improvements and all interests therein and possesses good and marketable title to the Real Property and the Improvements, free and clear of all conditions, exceptions, reservations, liens, restrictions, rights-of-way, easements, encumbrances and other matters affecting marketability.

         (d) There are no adverse or other parties in possession of the Real Property, the Improvements, or any portion or portions thereof, and on the Closing Date the Real Property and the Improvements will be free and clear of any and all leases, licensees, occupants or tenants. To the Knowledge of the Company, there are no pending or threatened condemnation, eminent domain or similar proceedings, or litigation or other proceedings affecting the Real Property, the Improvements or any portion or portions thereof. To the Knowledge of the Company, there are no pending or threatened requests, applications or proceedings to alter or restrict any zoning or other use restrictions applicable to the Real Property or the Improvements that would interfere with the conduct of the business of the Company or the use of the assets consistent with past practice, which interference would have a Material Adverse Effect. Except as set forth on SCHEDULE 5.22, to the Company's Knowledge, all water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services required by law or necessary for the operation of the Improvements are installed and connected pursuant to valid permits and no notice has been received by the Company regarding the termination or material impairment of any such service. All necessary easements exist and are in full force and effect. The Real Property has access, in accordance with past practice, to and from a public right of way or road dedicated for public use and no notice has been received by the Company relating to the termination or impairment of such access (including applicable parking requirements).

SECTION 5.23     ENVIRONMENTAL MATTERS.

         (a)     As used in this Agreement "Hazardous Material" shall mean:
(i) any "hazardous substance" as now defined pursuant to CERCLA, 42 U.S.C.
Section 9601(14), or any substance listed or identified by any characteristic in any regulation adopted pursuant to any statute referred to or incorporated into such definition, all as in effect on the date hereof; (ii) any petroleum, including crude oil and any fraction thereof; (iii) any asbestos, polychlorinated biphenyl (PCB), or isomer of dioxin, or any material or thing containing or composed of such substance or substances.

         (b) Except as disclosed in the reports identified on SCHEDULE 5.23 (the "Reports"), there is no Hazardous Material at, under or on any properties owned or operated by the Company where such could have a Material Adverse Effect. With respect to the period prior to January 1, 1990, neither the Company, nor, to the Company's Knowledge, any of its predecessors in interest, manufactured, processed, distributed, used, treated, stored, disposed of, transported or handled any such Hazardous Material, where such could have a Material Adverse Effect. With respect to the period from January 1, 1990, neither the Company, nor, to the Company's Knowledge, any of its predecessors in interest, has manufactured, processed, distributed, used, treated, stored, disposed of, transported or handled any such Hazardous Material, where such could have a Material Adverse Effect, other than in compliance with applicable law.

         (c) Except as disclosed in the Reports, neither the Company nor, to the Company's Knowledge, its predecessors in interest, has any obligation or liability, known or unknown, matured or not matured, absolute or contingent, assessed or unassessed, imposed or based upon any provision under any foreign, federal, state or local law, rule, or regulation or common law, or any code, order, decree, judgment or injunction applicable to the Company or its predecessors in interest or any notice, or request for information issued, promulgated, approved or entered thereunder, or the common law, relating to pollution, damage to or protection of the environment including without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including without limitation, ambient air, surface water, groundwater, land surface or surface), (hereinafter collectively referred to as "Environmental Laws") where such obligation or liability could have a Material Adverse Effect; provided that the representations and warranties contained in this sentence shall not apply to the matters described in Section 5.23(b). Except as disclosed in the Reports, there are no specific facts or circumstances that would indicate (i) that the Company is not, or the Company will not be prior to the Closing, in compliance in all material respects with the Environmental Laws and with the provisions of the Federal Occupational Safety and Health Act, or (ii) to the Knowledge of the Company, that operation of the Company's business and plant locations gives rise to any liability to any Person, contingent or otherwise, under the Environmental Laws.

         (d) The Company possesses and is in compliance in all material respects with all permits, licenses, certificates, franchises and other authorizations relating to the Environmental Laws necessary to conduct its business or required by environmental regulations, except where the failure to have any such permit, license, certificate, franchise or other authorization would not have a Material Adverse Effect.

         (e) Except as disclosed in the Reports, no claims have been made against the Company or its predecessors in interest during the past three (3) years (except minor claims, all of which have been resolved without material fines or penalties), and no presently outstanding citations or notices have been issued against the Company, under the Environmental Laws where such could have a Material Adverse Effect, including without limitation, any such claim, citation or notice relating to or arising out of or attributable, in whole or in part, to:

                 (i) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any

Hazardous Material by the Company or its predecessors in interest, or any of the Company's employees, agents or representatives in connection with or in any way arising from or relating to the Company or its predecessors in interest or any of its properties;

                 (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material by any other Person at, on or under any real property owned, leased, operated or controlled by the Company where such activity could have a Material Adverse Effect.

         (f) The Company has not been subject to any civil, criminal or administrative action, suit, claim, hearing, notice of violation, investigation, inquiry or proceeding for failure to comply with, or received notice of any violation or potential liability under the Environmental Laws where such could have a Material Adverse Effect, nor is the Company aware of any information, whether or not confirmed or reported, which could give rise to any such potential liability.

         (g) No real property, site or facility (as defined in CERCLA, 42 U.S.C. Section 9601(9)) owned by the Company is (i) listed or proposed for listing on the National Priority List or (ii) to the Company's Knowledge, listed on the Comprehensive Environmental Response, Compensation, Liability Information System List ("CERCLIS") promulgated pursuant to CERCLA, or any comparable list maintained by any foreign, state or local government authority.

         (h) There are no underground storage tanks at any real property, site or facility (as defined in CERCLA) owned by the Company and the Company further warrants and represents that any prior use and operation of underground storage tanks has been in material compliance with all Environmental Laws.

         (i) The Company has delivered to TRK true, complete and correct copies of results of any reports, studies, analyses, tests or monitoring in the possession of or initiated by the Company pertaining to the existence of Hazardous Material and any other environmental concerns relating to any of its facilities, or sites or real property owned, leased, operated, used or controlled by the Company or any of its predecessors in interest, or concerning compliance with or liability under the Environmental Laws.

         (j) Except as disclosed in the Reports, (i) there are no polychlorinated biphenyls ("PCBs") in or at any premises owned, leased, operated or controlled by the Company, and (ii) the Company further warrants and represents that any prior use, handling, storage, transport or disposal of PCBs has been in compliance with all Environmental Laws.

         (k) The Company has not assumed by contract the liability of any other Person pursuant to any of the Environmental Laws.

         (l) To the Knowledge of the Company, except as disclosed in the Reports, there are no unasserted potential claims against the Company or its predecessors in interest related to the generation, transport, treatment, recycling, storage or disposal of Hazardous Material, or arrangement therefor, to or at any facility owned, leased, controlled or operated by the Company or any of its predecessors in interest.

SECTION 5.24     EMPLOYEES.

     SCHEDULE 5.24 sets forth a complete and accurate list of all employees of the Company having total annual compensation in excess of $65,000, showing for each: name, hire date, current job title or description, current salary level (including any bonus or deferred compensation arrangements) and any bonus, commission or other remuneration paid during fiscal 1994, and describing any existing contractual arrangement with such employee.

SECTION 5.25     EMPLOYEE RELATIONS.

     Except as set forth on SCHEDULE 5.25, the Company has not at any time during the past five years had, nor is there now threatened, any strike, picket, work stoppage, work slowdowns or other job action due to labor disagreements. Except as set forth on SCHEDULE 5.25, and except for those matters which would not have a Material Adverse Effect, (a) the Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including the terms and provisions of any collective bargaining agreement or other contract with a labor union representing any employees of the Company and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint filed against the Company, or (to the Knowledge of the Company) threatened before the National Labor

Relations Board or any foreign authority; (c) no question concerning representation has been raised or is (to the Knowledge of the Company) threatened respecting the employees of the Company; and (d) no grievance has been made since November 1, 1993 nor is any arbitration proceeding arising out of or under any collective bargaining agreement pending, and no claims therefor exist.

SECTION 5.26     VENDORS.

     SCHEDULE 5.26 sets forth correct and complete lists of the twenty-five (25) largest (by dollar volume) vendors of the Company during the most recently
completed fiscal year.   Except as set forth in SCHEDULE 5.26, there are no
outstanding disputes with any vendor listed thereon and no vendor listed thereon has refused to continue to do business with the Company or has stated its intention not to continue to do business with the Company.

SECTION 5.27     DISTRIBUTORS AND REPRESENTATIVES.

     SCHEDULE 5.27 sets forth a correct and complete list of the twenty-five
(25) largest (by dollar volume) distributors, representatives and agents for the sale of the products of the Company during the two most recently completed fiscal years. Since September 3, 1994, there has been no termination of any independent distributor, wholesaler, sales representative or agent relationship, nor has any present independent distributor, wholesaler, sales representative or agent indicated any present or future intention to terminate or materially change the terms of its relationship with the Company.

SECTION 5.28     GOVERNMENTAL AUTHORIZATIONS.

     The Company possesses all licenses, franchises, permits, certificates, orders, approvals, exemptions, registrations or other authorizations (collectively, "Permits") from governmental, regulatory or administrative agencies or authorities required for the ownership of its properties and assets and operation of its business in the manner presently conducted (including those required pursuant to laws or regulations relating to the protection of the environment), each of which will be in full force and effect on the Closing Date, except where the failure to possess any such Permit would not have a Material Adverse Effect. A list of all material Permits is set forth in
SCHEDULE 5.28. Except as specified in SCHEDULE 5.28, no registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers or other actions of any kind are required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to enable the Company to continue the possession and operation of its properties and assets and the business of the Company as presently conducted in all material respects.

SECTION 5.29     BROKER'S OR FINDER'S FEES.

     No agent, broker, investment banker, Person or firm retained by the Company or an Affiliate of the Company is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from the Company in connection with any of the transactions contemplated hereby.

SECTION 5.30     CERTAIN TRANSACTIONS.

     Except as set forth on SCHEDULE 5.30, none of the directors or officers of the Company is currently a party to any contractual relationship with the Company (other than for services as employees, officers and directors), including without limitation any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any such Person, or to or from any corporation, partnership, trust or other entity in which any such Person owns in excess of five percent (5%) of the outstanding equity interest, which is not terminable without penalty at the will of the Company.

SECTION 5.31     ABSENCE OF QUESTIONABLE PAYMENTS.

     Neither the Company nor any present director, officer, agent, employee or other Person acting on its behalf has, to the Company's Knowledge, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act of 1934, as amended, or any other applicable foreign, federal or state law; or
(b) accepted or received any unlawful contributions, payments, expenditures or gifts.

SECTION 5.32     DIRECTORS AND OFFICERS; BANK ACCOUNTS.

     SCHEDULE 5.32 lists each of the directors and officers and all of the bank accounts (and signatories thereto) of the Company.

SECTION 5.33     GOVERNMENT CONTRACTS.

For purposes of this Agreement, "Government Contracts" means with respect to any Person, any contract (including purchase orders, blanket purchase orders and agreements and delivery orders) between such Person and the United States Government or any department, agency, or instrumentality thereof or any state or local governmental agency or authority (the "Government"), and any subcontract at any tier held by such Person under a prime government contract. Except as set forth on SCHEDULE 5.33, with respect to the Government Contracts to which the Company is a party: (i) such Government Contracts constitute valid and binding obligations of the Company and (to the Knowledge of the Company) the other party or parties thereto, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws relating to creditors' rights generally; (ii) the Company is in compliance in all material respects with the terms of all Government Contracts to which it is a party and all laws, regulations, and contract provisions applicable to the obtaining, formation, pricing, performance, billing, administration, and other aspects of its Government Contracts, including compliance in all material respects with the Truth in Negotiations Act (as amended) and with all defective pricing, price reduction, or similar clauses contained or incorporated in its Government Contracts, and the Company is in compliance in all material respects with the False Claims Act (as amended), or any similar applicable statutes or regulations concerning false claims, false statements, defective pricing, misrepresentation, or procurement integrity concerning any Government Contract, open market, commercial or other sale order involving or pursuant to its Government Contracts; (iii) neither the Company nor (to the Knowledge of the Company) any other party has terminated, canceled or waived any material term or condition of any Government Contract; and (iv) the cost accounting, estimating, property, and procurement systems relating to the Company's Government Contracts are in compliance in all material respects with applicable laws, regulations, and contract provisions, including applicable cost principles and applicable cost accounting standards.

         (b)     In addition to the representations and warranties set forth in
Section 5.19, with respect to any Government Contracts to which the Company is a Party, (i) each billed account receivable in excess of $25,000 (determined individually) represents a bona fide claim against the Government for sales, services performed, or other charges arising on or prior to the date hereof, and all the products delivered and services performed which gave rise to such accounts were delivered or performed in accordance with applicable Government Contracts; and (ii) all unbilled or unreserved amounts included in accounts receivable in excess of $25,000 (determined individually) will, in the ordinary course of business as currently conducted and consistent with past practices, mature into and become billed accounts receivable in the same or greater amount.

         (c) None of such Government Contracts has a currently incurred or currently projected cost overrun in an amount exceeding $100,000.

         (d) Except as set forth on SCHEDULE 5.16 and those liens made in accordance with the Assignment of Claims Act (as amended), 31 U.S.C. Section
 3727, and the Assignment of Contracts Act (as amended), 31 U.S.C. Section 15, which are listed on SCHEDULE 5.33, the Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts to which it is a party, or any account receivable relating thereto, whether as a security interest or otherwise.

         (e) The Company has not received any notice or other communication in any form from the Government regarding its actual or threatened disqualification, suspension, or debarment from contracting with the Government including without limitation any show cause notice or cure notice.

         (f)     Except as set forth on SCHEDULE 5.33 or 5.13 there is no:
(i) pending or (to the Knowledge of the Company) threatened investigation relating to any Government Contract to which the Company is a party;
(ii) existing or (to the Knowledge of the Company) threatened claim, cost disallowance, pricing adjustment, or adverse audit finding relating to any Government Contract to which the Company is a party; or (iii) termination for default or cure notice or show cause notice proposed or currently in effect, relating to any Government Contract to which the Company is a party.

         (g) (i) Each bid or proposal involving more than $1,000,000 estimated gross revenues submitted by the Company on procurements in effect as of the Closing Date ("Procurements") complies in all material respects with all applicable laws and regulations; and (ii) under any teaming or other agreements entered into by the Company with partners, vendors, suppliers or other third parties ("Partners") in connection with each of the Procurements, if the Company
(A) withdraws its offers and/or (B) modifies or reprices its offers, as the Company deems appropriate, in either event the Company will not incur any material liability from either the Company's government customers issuing the Procurements or the Company's Partners.


                                   ARTICLE VI

                  CERTAIN ASSURANCES OF THE MAJOR STOCKHOLDERS

SECTION 6.1      CERTAIN ASSURANCES OF THE MAJOR STOCKHOLDERS.

     The Major Stockholders agree to vote in favor of the Merger.


                                   ARTICLE VII

                      REPRESENTATIONS AND WARRANTIES OF TRK

     TRK represents and warrants to the Company, and the Company in agreeing to consummate the transactions contemplated by this Agreement has relied upon such representations and warranties, that:

SECTION 7.1      CORPORATE ORGANIZATION.

     TRK is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as now being conducted.

SECTION 7.2      VALID AND BINDING AGREEMENTS.

     TRK has the full corporate power to enter into this Agreement and the Indemnification and Escrow Agreement. All necessary action on the part of TRK has been taken to authorize the execution and delivery of this Agreement and the Indemnification and Escrow Agreement, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and as of the Closing Date, the Indemnification and Escrow Agreement will be, duly and validly executed and delivered by TRK, and, assuming such agreement constitutes the valid and binding agreements of the other parties thereto, will constitute valid and binding agreements of TRK, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization or similar laws relating to creditors' rights generally and by principles of equity regarding the availability of remedies.

SECTION 7.3      NO VIOLATION.

     Neither the execution and delivery of this Agreement and the Indemnification and Escrow Agreement nor the consummation of the transactions contemplated hereby or thereby nor compliance by TRK with any of the provisions hereof or thereof will (a) violate or conflict with any provision of the certificate of incorporation or by-laws of TRK or (assuming compliance with the HSR Act) any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to TRK, or (b) violate or conflict with, or result in a breach of any provision of, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon the stock or any of the properties or assets of TRK under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument of TRK.

SECTION 7.4      CONSENTS AND APPROVALS.

     Except for any filings required under the HSR Act, no permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or third party is required to be made or obtained by TRK in connection with the execution, delivery and performance of this Agreement or the Indemnification and Escrow Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 7.5      BROKER'S OR FINDER'S FEES.

     Except as set forth on SCHEDULE 7.5, no agent, broker, investment banker, Person or firm retained by TRK or any Affiliate of TRK is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from TRK in connection with any of the transactions contemplated hereby.


                                  ARTICLE VIII

                                    COVENANTS

SECTION 8.1      COMPLIANCE WITH LAW.

     From the date hereof through the Closing Date, the Company will promptly comply in all material respects with the HSR Act and will promptly notify TRK of any legal, administrative or other proceedings, investigations, inquiries, complaints, notices of violation or other asserted claims, judgments, injunctions or restrictions, pending, outstanding or, to the Knowledge of the Company, threatened or contemplated, which could materially affect the business or any of the assets of the Company.

SECTION 8.2      OPERATION OF BUSINESS PRIOR TO CLOSING.

     During the period from the date hereof through the Closing Date, the Company agrees that (except as expressly contemplated or permitted by this Agreement or to the extent that TRK shall otherwise consent in writing):

         (a) The Company shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it.

         (b) The Company shall not amend or propose to amend its certificate of incorporation or by-laws, other than to (i) delete certain anti-dilution rights of the holders of the Class B Preferred Stock as they relate to employee stock issuances and (ii) delay the expiration of the conversion rights under the Class C Preferred Stock.

         (c) The Company shall not: (i) increase the compensation payable or to become payable to its officers or employees, except for customary year-end cash bonuses consistent with past practice as to the amount and category of employees, increases in salaries and wages of employees consistent with past practice, or grant any severance or termination pay to or enter into any employment or severance agreement with any of its directors, officers or other employees; (ii) except with respect to the gain-sharing program and except as otherwise contemplated by this Agreement, establish, adopt, enter into or make any new grants or awards under or amend any employee benefit plan or other arrangement, plan or policy between the Company and one or more of its directors, officers or employees; or (iii) except as otherwise contemplated by this Agreement, establish, adopt, enter into or amend any Plan.

         (d) The Company shall not settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims.

         (e) The Company shall not permit with its Knowledge any material insurance policy to be canceled or terminated without notice to TRK, except in the ordinary and usual course of business.

         (f) The Company shall not fail to confer on a regular and frequent basis with one or more representatives of TRK to report material operational matters and the general status of ongoing operations.

         (g) The Company shall not fail to use its reasonable efforts to cause the conditions listed in Article IX to be satisfied on the Closing Date.

         (h) The Company shall not issue, sell, pledge, lease, dispose of, encumber, or authorize the issuance, sale, pledge, lease, disposition or encumbrance of, (i) any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, other than in connection with the exercise of existing purchase or conversion rights or (ii) any assets that are material, alone or in the aggregate, to the Company except for the sale of products in the ordinary course of business and consistent with past practice.

         (i) The Company shall not make any tax election or settle or compromise any material federal, state, local or foreign income tax liability.

         (j) The Company shall not (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except declaration and payment of regularly scheduled dividends on its Class B Preferred Stock and Class C Preferred Stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase or otherwise acquire any shares of its capital stock.

SECTION 8.3      ACCESS.

     At all times prior to the Closing Date, the Company shall provide TRK and its representatives with full access to, and will make available for inspection and review, all properties, personnel, books, records and accounts of the Company in order that TRK may have full opportunity to make such investigation as each shall desire to make of the affairs of the Company. It is understood that TRK shall be permitted to maintain personnel on the premises of the Company during customary business hours to observe all aspects of the operations of the Company and to confer with their management, attorneys and other third parties reasonably requested for verification of any information obtained pursuant to such observations. The Company also consents to the examination by Price Waterhouse of workpapers and other records of the Accountants pertaining to the Company and will cooperate with TRK to obtain such access and related information from the Accountants.

SECTION 8.4      STOCKHOLDERS' MEETING.

     In order to consummate the Merger, the Company, acting through its Board of Directors, shall in accordance with its Certificate of Incorporation and by-laws and applicable law duly call, give notice of and hold a meeting of its Stockholders or execute a written consent in lieu thereof as soon as practicable following the date hereof.


                                   ARTICLE IX

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF TRK

     All obligations of TRK that are to be discharged under this Agreement at the Closing are subject to the Company's fulfillment, at the Closing or effective as of the Closing Date, of each of the following conditions (unless expressly waived in writing by TRK at any time at or prior to the Closing) and the Company shall use its reasonable efforts to cause each of such conditions to be satisfied:

SECTION 9.1      REPRESENTATIONS AND WARRANTIES.

     On the Closing Date, the representations and warranties of the Company set forth in Article V of this Agreement shall be true and correct in all material respects as though such representations and warranties had been made by the Company on and as of the Closing Date and TRK shall have received at the Closing a certificate, dated the Closing Date, signed by the President or a Vice President of the Company to such effect.

SECTION 9.2      COVENANTS, AGREEMENTS AND CONDITIONS.

     The Company shall have performed and complied in all material respects with all covenants, agreements and conditions contained in this Agreement required to be performed by the Company on or prior to the Closing Date, and TRK shall have received at the Closing a certificate, dated the Closing Date, signed by the President or a Vice President of the Company to such effect.

SECTION 9.3      PROCEEDINGS.

     No action or proceeding shall be pending or threatened to restrain or prevent the consummation of the transactions contemplated hereby.

SECTION 9.4      CORPORATE PROCEEDINGS.

     All corporate and other proceedings to be taken and all consents to be obtained in connection with the transactions contemplated by this Agreement by the Company and all documents incident thereto shall be reasonably satisfactory in form and substance to TRK and its counsel, Dickstein, Shapiro & Morin, L.L.P., each of whom shall have received all such originals or certified or other copies of such documents as either may reasonably request.

SECTION 9.5      OPINION OF COUNSEL.

     TRK shall have received a written opinion dated the Closing Date from Hill & Barlow, counsel to the Company, in the form attached as EXHIBIT H hereto.

SECTION 9.6      GOVERNMENTAL APPROVALS.

     Except for the filing and approval of the Certificate of Merger, there shall have been received all necessary governmental consents or authorizations required in connection with the transactions contemplated hereby.

SECTION 9.7      NO MATERIAL ADVERSE CHANGE.

     During the period from the date hereof through the Closing Date, there shall not have been any material adverse change in the condition (financial or otherwise) or earnings of the Company.

SECTION 9.8      INSURANCE.

     The Company shall have maintained in full force and effect the insurance coverage described on SCHEDULE 5.17 hereto or policies providing substantially equivalent coverage.

SECTION 9.10     DELIVERIES.

     The Company shall have delivered to TRK the items referred to in Section
3.5. TRK shall have received a certification from the Company, pursuant to and complying with Treasury Regulation Sections

1.897-2(h) and 1.1445-2(c)(3) that none of the interests in the Company is a real property interest as defined in Section 897 of the Code.

SECTION 9.11     EXERCISE OF RIGHTS.

     All outstanding warrants and options pursuant to which shares of Common Stock are or may be issuable by the Company shall have been duly and fully exercised by the holders thereof and all amounts payable to the Company pursuant to such exercise shall have been paid and all other conditions precedent to the issuance of shares of Common Stock pursuant thereto shall have been satisfied. One million dollars in aggregate principal amount (but not more than such aggregate amount) outstanding under the Company's 15% convertible subordinated notes, due August 9, 1995, shall have been converted into shares of Common Stock pursuant to the conversion rights of such notes and all conditions precedent to the issuance of shares of Common Stock pursuant to such conversion rights shall have been satisfied.

SECTION 9.12     HSR ACT REQUIREMENTS.

     In the reasonable opinion of TRK, all necessary requirements of the HSR Act and the regulations promulgated thereunder shall have been complied with, and any "waiting period" applicable to the transactions contemplated hereby shall have expired by the Closing Date or shall have been terminated by the appropriate agency.

SECTION 9.13     DISSENTING SHARES.

     Stockholders owning more than 750 shares of Common Stock, on a fully-diluted basis, shall have not demanded appraisal of such Common Stock pursuant to the GCL.

SECTION 9.14     FINANCING.

     In addition to the capital and subordinated debt of the corporate parent of TRK and its Affiliates in the approximate amount of $8,000,000, TRK shall have received financing adequate to consummate the transactions contemplated hereby on terms and conditions reasonably satisfactory to TRK.

SECTION 9.15     PAYMENT OF CERTAIN NOTES.

     TRK shall have received each of the original Promissory Note of P. Enoch Stiff, dated September 1, 1991, made payable to the Company in the original principal amount of $50,000 and the original Promissory Note of James R. Holderfield, dated November 1, 1994, made payable to the Company in the original principal amount of $27,208.02 marked "cancelled" or "paid-in-full."


                                    ARTICLE X

                     CONDITIONS PRECEDENT TO OBLIGATIONS OF
                     THE COMPANY AND THE MAJOR STOCKHOLDERS

     All obligations of the Company that are to be discharged under this Agreement at the Closing are subject to TRK's fulfillment at the Closing or effective as of the Closing Date of each of the following conditions (unless expressly waived in writing by the Company, the Stockholders' Representative and SWIB at any time at or prior to the Closing) and TRK shall use its reasonable efforts to cause each of such conditions to be satisfied:

SECTION 10.1     REPRESENTATIONS AND WARRANTIES.

     On the Closing Date, the representations and warranties of TRK set forth in
Article VII of this Agreement shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date, and the Company shall have received at the Closing a certificate, dated the Closing Date, signed by the President or a Vice President of TRK to such effect.

SECTION 10.2     COVENANTS, AGREEMENTS AND CONDITIONS.

     TRK shall have performed and complied in all material respects with all covenants, agreements and conditions contained in this Agreement required to be performed by it on or prior to the Closing Date, and the Company shall have received at the Closing a certificate, dated the Closing Date, signed by the President or a Vice President of TRK to such effect.

SECTION 10.3     PROCEEDINGS.

     No action or proceeding shall be pending or threatened to restrain or prevent the consummation of the transactions contemplated hereby.

SECTION 10.4     CORPORATE PROCEEDINGS.

     All corporate and other proceedings to be taken and all consents to be obtained in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and its counsel, Hill & Barlow, each of whom shall have received all such originals or certified or other copies of such documents as either may reasonably request.

SECTION 10.5     OPINION OF COUNSEL.

     The Company shall have received a written opinion dated the Closing Date from Dickstein, Shapiro & Morin, L.L.P., counsel to TRK, in the form attached as
EXHIBIT I hereto.

SECTION 10.6     GOVERNMENTAL APPROVALS.

     Except for the filing and approval of the Certificate of Merger, there shall have been received all necessary governmental consents or authorizations required in connection with the transactions contemplated hereby.

SECTION 10.7     DELIVERIES.

     TRK shall have delivered to the Stockholders and the Escrow Agent the items referred to in Section 3.6.

SECTION 10.8     HSR ACT REQUIREMENTS.

     In the reasonable opinion of the Company, all necessary requirements of the HSR Act and the regulations promulgated thereunder shall have been complied with, and any "waiting period" applicable to the transactions contemplated hereby shall have expired by the Closing Date or shall have been terminated by the appropriate agency.

SECTION 10.9     MERGER CONSIDERATION ADJUSTMENT.

     The Merger Consideration Adjustment shall not in the reasonable opinion of the Company be expected to exceed $1,000,000.

SECTION 10.10    SWIB DEBT.

     All SWIB Debt outstanding on the Closing Date shall be paid in full.

SECTION 10.11    FINANCING.

     The financing obtained by TRK shall provide express permission for the payment of any and all amounts due from the Company to the Stockholders pursuant to this Agreement without subordination.


                                   ARTICLE XI

                                  OTHER MATTERS

SECTION 11.1     CONFIDENTIALITY.

     Notwithstanding the termination of this Agreement, each party hereto and his, her or its respective accountants, attorneys, employees and other agents, will, unless otherwise required by law, keep confidential all information, oral and written, obtained from any other party hereto or its Affiliates and refrain from using in any manner all information set forth above not otherwise publicly available.

SECTION 11.2     FURTHER ASSURANCES.

     Each party hereto shall cooperate with the others, and execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as may be reasonably requested by the other parties hereto from time to time, consistent with the terms of this Agreement, to effectuate the purposes and provisions of this Agreement.

                                   ARTICLE XII

                                   TERMINATION



SECTION 12.1     METHODS OF TERMINATION.

     This Agreement may be terminated at any time prior to the Closing, notwithstanding Stockholder approval:

         (a)     by the mutual consent of TRK and the Company;

         (b) by TRK at any time after the date which is sixty (60) days from the date of this Agreement, or any such longer period as may be required in the event of an extension of the waiting period under the HSR Act, if any of the conditions provided for in Article IX of this Agreement shall not have been met prior to such date;

         (c) by the Company at any time after the date which is sixty (60) days from the date of this Agreement, or any such longer period as may be required in the event of an extension of the waiting period under the HSR Act, if any of the conditions provided for in Article X of this Agreement shall not have been met prior to such date;

         (d) at any time prior to the Effective Time by either the Company or TRK if the Merger shall not have been consummated by September 1, 1995; or

         (e) by TRK or the Company, if any required approval of the Stockholders shall not have been obtained by reason of failure to obtain the required vote at a duly held meeting of Stockholders or at any adjournment thereof.

SECTION 12.2     PROCEDURE UPON TERMINATION.

     In the event of termination by TRK, the Company, or both, pursuant to this
Article XII, written notice thereof shall promptly be given to the other party or parties and the obligations of TRK and the Company under this Agreement shall, except as set forth below, terminate without further action. Upon any such termination:

         (a) each party will redeliver all documents, workpapers and other materials of the other party or parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party or parties furnishing the same;

         (b) all information received by any of the parties shall be kept confidential in accordance with Section 11.1; and

         (c) no party shall have any liability or further obligation to any other party, except for such legal and equitable rights and remedies as any party may have under this Agreement or otherwise, by reason of any breach or violation of this Agreement by the other party.



                                  ARTICLE XIII
                                  MISCELLANEOUS

SECTION 13.1     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

     All representations and warranties of TRK and the Company contained in Articles V and VII herein and in any certificate executed and delivered by either TRK or the Company in connection with this Agreement shall survive the Closing Date and shall terminate and expire eighteen (18) months thereafter; provided, however, that the representations and warranties contained in Sections
5.10 and 5.23 shall survive the Closing Date and terminate and expire two (2) years thereafter. All agreements of the parties contemplating performance after the Closing Date shall survive the Closing Date for a period equal to ninety
(90) days after the expiration of the applicable statute of limitations for any claim relating thereto.

SECTION 13.2     SERVICE OF PROCESS.

     Service of process on the Company, the Stockholders or TRK for any claim, legal action or proceeding under this Agreement may be made in the manner set forth in Section 13.3.

SECTION 13.3     NOTICES.

     All notices, requests, consents and other communications hereunder shall be deemed given if delivered personally (including by courier), telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or to other such addresses as may be furnished in writing by one party to the others:

         (a)     if to the Company (prior to Closing):

                 369 West Western Avenue
                 Port Washington, WI  53074
                 Attention: P. Enoch Stiff, President

                 with a copy to:

                 Hill & Barlow
                 One International Place
                 Boston, MA  02110
                 Attention:  Terrence W. Mahoney, Esquire

         (b)     if to the Stockholders' Representative
                 (after the Closing):

                 Houseman & Feind
                 1214 13th Avenue
                 Grafton, WI  53024

                 Attention: Robert L. Feind, Jr., Esq.

                 with a copy to:

                 Hill & Barlow
                 One International Place
                 Boston, MA  02110
                 Attention:  Terrence W. Mahoney, Esquire

                 and to:

                 State of Wisconsin Investment Board
                 121 E. Wilson Street
                 Madison, WI  53707
                 Attention:  Robert L. Zobel

                 and to:

                 Whyte Hirschboeck Dudek S.C.
                 Suite 2100
                 111 E. Wisconsin Avenue
                 Milwaukee, WI  53202
                 Attention:  Richard P. Buellesbach, Esq.

         (c)     if to TRK or the Surviving Corporation:

                 c/o Harbour Group Industries, Inc.
                 7701 Forsyth Boulevard, Suite 600
                 St. Louis, MO  63105
                 Attention:  Peter S. Finley

                 with a copy to:

                 Dickstein, Shapiro & Morin, L.L.P.
                 2101 L Street, N.W.
                 Washington, D.C.  20037
                 Attention:  Ira H. Polon, Esquire

SECTION 13.4     GOVERNING LAW.

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, without regard to such jurisdiction's conflicts of laws principles. Any legal action or proceeding with respect to this Agreement may be brought in the state or federal courts located in the State of Wisconsin having subject matter jurisdiction, and, by execution and delivery of this Agreement, each of parties hereto hereby irrevocably accepts for itself or himself and in respect of any of its or his property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives to the fullest extent it or he may effectively do so, any objection it or he may have to venue and the defense of an inconvenient forum to the maintenance of such actions or proceedings.

SECTION 13.5     MODIFICATION; WAIVER.

     This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by TRK, the Company and the Stockholders' Representative. Any party may waive any misrepresentation by any other party, or any breach of warranty by, or failure to perform any covenant, obligation or agreement of, any other party, PROVIDED that mere inaction or failure to exercise any right, remedy or option under this Agreement, or delaying in exercising the same, will not operate as nor shall be construed as a waiver, and no waiver will be effective unless set forth in writing and only to the extent specifically stated therein.

SECTION 13.6     ENTIRE AGREEMENT.

     This Agreement, the schedules and exhibits hereto, and any other agreements or certificates delivered pursuant hereto constitute the entire agreement of the parties hereto with respect to the matters contemplated hereby and supersede all previous written or oral negotiations, commitments, representations and agreements.

SECTION 13.7     ASSIGNMENT; SUCCESSORS AND ASSIGNS.

     Prior to the Closing, this Agreement may not be assigned by the Company or the Major Stockholders without the prior written consent of TRK. After the Closing, this Agreement may not be assigned by the Major Stockholders without the prior written consent of the Surviving Corporation. Prior to the Closing, this Agreement may not be assigned by TRK without the prior written consent of the Company. After the Closing, the Surviving Corporation may assign this Agreement. All covenants, representations, warranties and agreements of the parties contained herein shall be binding upon and inure to the benefit of their respective successors and permitted assigns.

SECTION 13.8     PUBLIC ANNOUNCEMENTS.

     Prior to the Closing, no public announcement of the transactions contemplated hereby or of the terms hereof shall be made by the parties to this Agreement without the written consent, such consent not to be unreasonably withheld or delayed, of TRK and the Company, except to the extent required by law.

SECTION 13.9     SEVERABILITY.

     The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable, the remaining provisions shall remain in full force and effect.

SECTION 13.10    NO THIRD PARTY BENEFICIARY.

     This Agreement is intended and agreed to be solely for the benefit of the parties hereto and their stockholders, and no other party shall accrue any benefit, claim or right of any kind whatsoever pursuant to, under, by or through this Agreement.

SECTION 13.11    EXPENSES.

     Except as otherwise expressly provided herein, each party to this Agreement will pay his, her or its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated herein; provided that all sales and other transfer taxes and the like arising from the Merger shall be paid one-half by the Company (through reduction in the aggregate Merger Consideration) and one-half by TRK. No expense of the Stockholders shall be charged to the Company.

SECTION 13.12    EXECUTION IN COUNTERPART.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.

                                        TRK ACQUISITION CORPORATION


                                        By:/S/ PETER S. FINLEY
                                           ----------------------------------
                                           Name:
                                           Title:


                                        TRAK INTERNATIONAL, INC.


                                        By:/S/ P. ENOCH STIFF
                                           ----------------------------------
                                           Name:  P. Enoch Stiff
                                           Title: President


                                        MAJOR STOCKHOLDERS:


                                        STATE OF WISCONSIN
                                         INVESTMENT BOARD


                                        By:/S/ ROBERT ZOBEL
                                           ----------------------------------
                                           Name:  Robert Zobel
                                           Title: Inv. Dir.


                                        /S/ DEAN R. AXTELL
                                        -------------------------------------
                                        Dean R. Axtell


                                        /S/ P. ENOCH STIFF
                                        -------------------------------------
                                        P. Enoch Stiff

     The undersigned certifies that he is the duly elected Assistant Secretary of the Company and that the foregoing Agreement and Plan of Merger was duly adopted by the holders of the issued and outstanding capital stock of the Company entitled to vote thereon on July 20, 1995.


                                        /S/ PAUL D. ROBLEE
                                        -------------------------------------
                                        Name:  Paul D. Roblee
                                        Title: Asst. Sec.


     The undersigned certifies that he is the duly elected Secretary of TRK and that the foregoing Agreement and Plan of Merger was duly adopted by written consent of the sole stockholder of TRK on July 28, 1995.


                                        /S/ WILLIAM A. SCHMALZ
                                        -------------------------------------
                                        Name:  William A. Schmalz
                                        Title:  Assistant Secretary